Filed Pursuant to Rule 424(b)(3)
Registration No. 333-279329

Prospectus Supplement No. 6

(to prospectus dated June 5, 2024)

1,331,452 Shares of Common Stock

This prospectus supplement amends and supplements the prospectus of Carmell Corporation (“we,” “us,” or “our”) dated June 5, 2024 (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our Registration Statement on Form S-1, as amended (Registration No. 333-279329). This prospectus supplement is being filed to update and supplement the information included or incorporated by reference in the Prospectus with the information contained in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (the “SEC”) on November 14, 2024 (the “Form 10-Q”). Accordingly, we have attached the Form 10-Q to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus, and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our common stock is listed on The Nasdaq Capital Market under the symbol “CTCX.” On November 13, 2024, the last reported sale price of our common stock was $0.2727 per share.

We are a “smaller reporting company” and have elected to comply with certain reduced public company reporting requirements. In addition, we are an “emerging growth company,” as that term is defined under the federal securities laws and, as such, are subject to certain reduced public company reporting requirements.

Investing in our securities involves a high degree of risk. Before making an investment decision, please read the information under “Risk Factors” beginning on page 7 of Prospectus and elsewhere in any supplements for a discussion of information that should be considered in connection with an investment in our securities.

Neither the SEC or any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 14, 2024.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 10-Q

(Mark One)

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended September 30, 2024

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission File Number: 001-40228

CARMELL CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	86-1645738
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
2403 Sidney Street, Suite 300 Pittsburgh, Pennsylvania	15203
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (919) 313-9633

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	CTCX	The Nasdaq Stock Market LLC
Redeemable Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50	CTCXW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ No ☐

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files). Yes ☒ No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☒

As of November 13, 2024, the registrant had 20,905,407 shares of common stock, $0.0001 par value per share, outstanding.

i

PART I—FINANCIAL INFORMATION

Item 1. Financial Statements.

CARMELL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2024	2023
	(unaudited)
ASSETS
Current assets:
Cash	$1,137,325	$2,912,461
Prepaid expenses	430,036	761,271
Forward purchase agreement	—	5,700,451
Inventory	97,890	—
Income taxes receivable	204,559	204,559
Accounts receivable and other current assets	15,079
Assets available for sale	—	53,321,372
Total current assets	1,884,889	62,900,114
Operating lease right of use asset	404,971	831,656
Property and equipment, net of accumulated depreciation of $684,345 and $622,715, respectively	131,216	192,846
Intangible assets, net of accumulated amortization of $49,968 and $46,559, respectively	20,778	24,187
Total assets	$2,441,854	$63,948,803

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Accounts payable	$4,214,294	$4,417,234
Accrued interest	1,175,845	1,175,845
Accrued expenses and other liabilities	334,569	1,595,434
Loans payable, net of debt discount	362,967	1,288,598
Operating lease liability	86,163	150,136
Liabilities available for sale	—	29,874,831
Total current liabilities	6,173,838	38,502,078
Long-term liabilities:
Operating lease liability, net of current portion	332,573	697,715
Total liabilities	6,506,411	39,199,793

Commitments and contingencies (see Note 10)

Stockholders’ (deficit) equity:
Series A convertible voting preferred stock, $0.0001 par value; -0- and 4,243 shares authorized, issued and outstanding at September 30, 2024 and December 31, 2023, respectively	—	1
Common stock, $0.0001 par value, 250,000,000 shares authorized, and 20,905,407 and 23,090,585 shares issued and outstanding at September 30, 2024 and December 31, 2023, respectively	2,091	2,309
Additional paid-in capital	63,890,731	83,250,101
Accumulated deficit	(67,957,379)	(58,503,401)
Total stockholders’ (deficit) equity	(4,064,557)	24,749,010
Total liabilities and stockholders’ (deficit) equity	$2,441,854	$63,948,803

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

CARMELL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Gross sales	$58,915	$—	$71,235	$—
Discounts and allowances	(38,396)		(38,396)
Net sales	20,519	—	32,839	—
Cost of Goods Sold	4,840	—	5,132	—
Gross Profit	15,679	—	27,707	—

Operating expenses:
Selling and marketing	120,062	—	131,107	—
Research and development	331,806	1,590,899	865,292	3,154,881
General and administrative	965,622	507,948	2,957,890	1,655,846
Depreciation and amortization of intangible assets	17,978	23,158	65,039	73,533
Restructuring charges	—	726,280	—	726,280
Total operating expenses	1,435,468	2,848,285	4,019,328	5,610,540
Loss from operations	(1,419,789)	(2,848,285)	(3,991,621)	(5,610,540)

Other income (expense):
Other income (expense)	13,145	13,247	41,970	47,327
Interest expense	(7,123)	(314,124)	(21,953)	(845,158)
Amortization of debt discount	—	(14,179)	(19,549)	(22,479)
Loss on forward purchase agreement	(1,420,137)	(10,592,442)	(5,700,451)	(10,592,442)
Loss on lease termination	(44,577)	—	(44,577)	—
Change in fair value of derivative liabilities	—	4,697,138	—	826,980
Total other income (expense)	(1,458,692)	(6,210,360)	(5,744,560)	(10,585,772)
Loss from continuing operations before provision for income taxes	(2,878,481)	(9,058,645)	(9,736,181)	(16,196,312)

Provision for income taxes	—	—	—	—
Loss from continuing operations	(2,878,481)	(9,058,645)	(9,736,181)	(16,196,312)

Loss from discontinued operations attributable to common shareholders	—	(2,406,124)	(1,252,276)	(2,406,124)
Gain on sale of discontinued operations attributable to common shareholders	—	—	1,534,479	—
Net loss	(2,878,481)	(11,464,769)	(9,453,978)	(18,602,436)

Dividends on Legacy Series A, Legacy Series C-1, and Legacy C-2 preferred stock	—	(49,378)	—	(676,023)
Net loss attributable to common stockholders	$(2,878,481)	$(11,514,147)	$(9,453,978)	$(19,278,459)

Net (loss) income per common share - basic and diluted:
Net loss from continuing operations	$(0.14)	$(0.49)	$(0.45)	$(2.46)
Discontinued operations, net of tax	—	(0.13)	0.01	(0.35)
Net loss per common share	$(0.14)	$(0.62)	$(0.44)	$(2.81)

Weighted average of common shares outstanding - basic and diluted	20,905,407	18,629,730	21,516,291	6,871,258

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

CARMELL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

For the Three and Nine Months Ended September 30, 2024 and 2023

(Unaudited)

	Series A Preferred Stock		Common Stock		Additional Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balance at June 30, 2024	—	$—	20,905,407	$2,091	$63,705,035	$(65,078,898)	$(1,371,772)
Stock-based compensation expense	—	—	—	—	185,696	—	185,696
Net loss	—	—	—	—	—	(2,878,481)	(2,878,481)
Balance at September 30, 2024	—	$—	20,905,407	$2,091	$63,890,731	$(67,957,379)	$(4,064,557)

Balance at June 30, 2023	—	$—	911,058	$911	$5,039,320	$(50,146,603)	$(45,106,372)
Accrued Series A preferred stock dividend	—	—	—	—	—	(12,655)	(12,655)
Accrued Series C-1 preferred stock dividend	—	—	—	—	—	(2,912)	(2,912)
Accrued Series C-2 preferred stock dividend	—	—	—	—	—	(33,811)	(33,811)
Exercise of common stock options	—	—	6,680	7	15,188	—	15,195
Change in par value of Common Stock	—	—	—	(827)	827	—	—
Business Combination with Alpha, net of transaction costs	—	—	18,302,510	1,830	55,380,524	—	55,382,354
Common stock issued to convertible noteholder at the Merger	—	—	25,000	3	249,997	—	250,000
Common and Series A Preferred stock issued in conjunction with the AxoBio Acquisition	4,243	1	3,845,337	385	21,652,404	—	21,652,790
Stock-based compensation expense	—	—	—	—	237,760	—	237,760
Net loss	—	—	—	—	—	(11,464,769)	(11,464,769)
Balance at September 30, 2023	4,243	$1	23,090,585	$2,309	$82,576,020	$(61,660,750)	$20,917,580

Balance at January 1, 2024	4,243	$1	23,090,585	$2,309	$83,250,101	$(58,503,401)	$24,749,010
Stock received from AxoBio Disposition	(4,243)	(1)	(3,845,337)	(385)	(23,455,793)	—	(23,456,179)
Common Stock issued in connection with Promissory Notes	—	—	328,707	33	848,467	—	848,500
Common Stock issued	—	—	1,331,452	134	2,687,091	—	2,687,225
Stock-based compensation expense	—	—	—	—	560,865	—	560,865
Net loss	—	—	—	—	—	(9,453,978)	(9,453,978)
Balance at September 30, 2024	—	$—	20,905,407	$2,091	$63,890,731	$(67,957,379)	$(4,064,557)

Balance at January 1, 2023	—	—	896,580	897	4,590,855	(42,382,291)	(37,790,539)
Accrued Series A preferred stock dividend	—	—	—	—	—	(164,510)	(164,510)
Accrued Series C-1 preferred stock dividend	—	—	—	—	—	(40,551)	(40,551)
Accrued Series C-2 preferred stock dividend	—	—	—	—	—	(470,962)	(470,962)
Exercise of common stock options	—	—	21,158	21	41,052	—	41,073
Warrants issued in connection with notes	—	—	—	—	55,062	—	55,062
Change in par value of Common Stock	—	—	—	(827)	827	—	—
Business Combination with Alpha, net of transaction costs	—	—	18,302,510	1,830	55,380,524	—	55,382,354
Common stock issued to convertible noteholder at the Business Combination	—	—	25,000	3	249,997	—	250,000
Common and Series A Preferred stock issued in conjunction with the AxoBio Acquisition	4,243	1	3,845,337	385	21,652,404	—	21,652,790
Stock-based compensation expense	—	—	—	—	605,299	—	605,299
Net loss	—	—	—	—	—	(18,602,436)	(18,602,436)
Balance at September 30, 2023	4,243	$1	23,090,585	$2,309	$82,576,020	$(61,660,750)	$20,917,580

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

CARMELL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Nine Months Ended September 30,
	2024	2023
Cash flows from operating activities:
Net loss from continuing operations	$(9,736,181)	$(16,196,312)
Loss from discontinued operations, net of tax	(1,252,276)	(2,406,124)
Gain on sale of discontinued operations	1,534,479	—
Adjustments to reconcile net loss to net cash used in operating activities:
Gain on sale of discontinued operations	(1,534,479)	—
Stock-based compensation	560,865	605,299
Depreciation and amortization of intangible assets	65,039	73,533
Amortization of right of use assets	93,682	(5,675)
Amortization of debt discount	19,549	22,479
Change in fair value of forward purchase agreement	5,700,451	10,592,442
Change in fair value of derivative liabilities	—	(826,980)
Shares issued for interest	—	250,000
Changes in operating assets and liabilities:
Prepaid expenses	331,235	(1,033,599)
Inventory	(97,890)	—
Accounts receivable and other current assets	(15,079)	28,175
Assets available for sale	4,662,980	4,748,384
Accounts payable	(202,940)	593,463
Accrued expenses and other liabilities	(1,260,865)	271,251
Lease liability	(96,112)	(75,219)
Accrued interest	—	577,007
Income taxes payable	—	187,126
Liabilities available for sale	(2,389,343)	(2,342,260)
Net cash used in operating activities	(3,616,885)	(4,937,010)

Cash flows from investing activities
Purchase of property and equipment	—	(30,470)
Cash paid in AxoBio Disposition	(748,796)	—
Net cash (used in) provided by investing activities	(748,796)	(30,470)

Cash flows from financing activities:
Proceeds from issuance of Common Stock, net of costs	2,687,225	—
Proceeds from issuance of loans	495,692	1,859,980
Payment of loans	(592,372)	(106,631)
Gross proceeds from Business Combination	—	30,951,174
Transaction costs paid in connection with the Business Combination	—	(624,847)
Cash transferred in connection with Forward Purchase Agreement	—	(17,535,632)
Proceeds from common stock option exercises	—	41,064
Payment of convertible notes	—	(2,649,874)
Net cash provided by financing activities	2,590,545	11,935,234

Net (decrease) increase in cash	(1,775,136)	6,967,754
Cash - beginning of the period	2,912,461	128,149
Cash - end of the period	$1,137,325	$7,095,903

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

CARMELL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

(Unaudited)

	For the Nine Months Ended September 30,
	2024	2023
Supplemental cash flow information:
Interest paid	$21,953	$11,367
Income taxes paid	—	423,754

Non-cash financing activity:
Fair value of shares received in AxoBio Disposition	$23,456,179	$—
Common Stock issued in connection with conversion of Promissory Notes	848,500	—
Decrease in right of use asset and lease liabilities related to termination of lease	333,003	—
Net assets acquired in AxoBio Acquisition		43,135,082
Earnout liability and deferred consideration payable incurred in AxoBio Acquisition		21,482,292
Issuance of Series A preferred stock and common stock in AxoBio Acquisition		21,652,790
Accrued Legacy Series A preferred stock dividends	—	164,510
Accrued Legacy Series C-1 preferred stock dividends	—	40,551
Accrued Legacy Series C-2 preferred stock dividends	—	470,962
Debt discount recorded in connection with loans payable	—	55,062
Unpaid transaction costs incurred in connection with the Business Combination		1,186,219
Unpaid liabilities assumed in connection with the Business Combination		6,179,562
Conversion of common stock and preferred stock in connection with the Business Combination	—	32,092,096

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

CARMELL CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1 — NATURE OF THE ORGANIZATION AND BUSINESS

Unless the context requires otherwise, references to “Carmell” or the “Company” prior to the closing of the Business Combination (as defined below) are intended to refer to Carmell Therapeutics Corporation, a Delaware corporation, (“Legacy Carmell”), and, after the closing of the Business Combination, are intended to refer to Carmell Corporation, a Delaware corporation, and its consolidated subsidiaries.

Carmell Corporation is a bio-aesthetics company developing cosmetic skincare and haircare products that utilize the Carmell Secretome™ to topically deliver proteins and growth factors to support skin and hair health. The Carmell Secretome™ consists of a potent cocktail of proteins, peptides and bio-lipids extracted from allogeneic human platelets sourced from U.S. Food and Drug Administration-approved tissue banks. The Company’s product pipeline also includes innovative bone and wound healing products that are under development. Carmell’s operations are based in Pittsburgh, Pennsylvania. The Company operates as a single segment, and all of its operations are located in the United States. Carmell’s common stock, par value $0.0001 per share (the “Common Stock”), and Redeemable Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50, trade on The Nasdaq Capital Market under the ticker symbols “CTCX” and “CTCXW”, respectively.

Business Combination

On July 14, 2023 (the “Closing Date”), the Company consummated a business combination (the “Business Combination”) pursuant to the terms of the Business Combination Agreement, dated as of January 4, 2023 (the “Business Combination Agreement”), by and among Alpha Healthcare Acquisition Corp. III, a Delaware corporation and the predecessor of Carmell (“Alpha”), Candy Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and Legacy Carmell, pursuant to which Merger Sub merged with and into Legacy Carmell, with Legacy Carmell as the surviving company of the Business Combination. After giving effect to the Business Combination, Legacy Carmell became a wholly owned subsidiary of the Company. Pursuant to the Business Combination Agreement, on the Closing Date, Alpha changed its name to “Carmell Therapeutics Corporation” and Legacy Carmell changed its name to “Carmell Regen Med Corporation.” On August 1, 2023, the Company filed an amendment to its Third Amended and Restated Certificate of Incorporation with the Delaware Secretary of State to change its name to “Carmell Corporation.”

Pursuant to the Business Combination Agreement, at the effective time of the Business Combination (the “Effective Time”), (i) each outstanding share of common stock of Legacy Carmell (the “Legacy Carmell common stock”) was converted into the right to receive a number of shares of Common Stock equal to the applicable Exchange Ratio (as defined in the Business Combination Agreement); (ii) each outstanding share of preferred stock of Legacy Carmell was converted into the right to receive the aggregate number of shares of Common Stock that would be issued upon conversion of the underlying Legacy Carmell common stock, multiplied by the applicable Exchange Ratio; (iii) each outstanding option and warrant to purchase Legacy Carmell common stock was converted into an option or warrant, as applicable, to purchase a number of shares of Common Stock equal to the number of shares of Legacy Carmell common stock subject to such option or warrant multiplied by the applicable Exchange Ratio; and (iv) each outstanding share of Alpha Class A common stock, par value $0.0001 per share (“Class A Common Stock”), and each share of Alpha Class B common stock, par value $0.0001 per share (“Class B Common Stock”), was converted into one share of Common Stock. As of the Closing Date, the Exchange Ratio with respect to Legacy Carmell common stock was 0.06154, and the Exchange Ratio with respect to each outstanding derivative equity security of Legacy Carmell was between 0.06684 and 0.10070.

On July 11, 2023, the record date for the special meeting of Alpha’s stockholders to approve the Business Combination (the “Special Meeting”), there were (i) 15,444,103 shares of Class A Common Stock issued and outstanding and (ii) 3,861,026 shares of Class B Common Stock issued and outstanding and held by AHAC Sponsor III LLC, Alpha’s sponsor (the “Sponsor”). In addition, on the closing date of Alpha’s initial public offering (the “IPO”), Alpha had issued 455,000 warrants to purchase Class A Common Stock to the Sponsor in a private placement. Prior to the Special Meeting, holders of 12,586,223 shares of Alpha Class A Common Stock included in the units issued in Alpha’s IPO (excluding 1,705,959 shares of the Class A Common Stock purchased by Meteora (as defined below) directly from the redeeming stockholders under the Forward Purchase Agreement (as defined in Note 2)) exercised their right to redeem such shares for cash at a price of approximately $10.28 per share (net of the withholding for federal and franchise tax liabilities), for an aggregate redemption price of approximately $29,374,372. The redemption price was paid out of Alpha’s trust account, which, after taking into account the redemptions but before any transaction expense, had a balance of $29,376,282 at the Closing Date.

The Business Combination was accounted for as a reverse recapitalization in accordance with accounting principles generally accepted in the United States (“GAAP”). Under this method of accounting, Alpha was treated as the acquired company for financial reporting purposes, and Legacy Carmell was treated as the accounting acquirer. Operations prior to the Business Combination are those of Legacy Carmell. Unless otherwise noted, the Company has retroactively adjusted all common and preferred share and related share price information to give effect to the Exchange Ratio established in the Business Combination Agreement.

Axolotl Biologix Acquisition

On August 9, 2023 (the “Merger Closing Date”), the Company completed the acquisition of Axolotl Biologix, Inc. (“AxoBio”) pursuant to an Agreement and Plan of Merger, dated July 26, 2023 (as amended, the “Merger Agreement”), by and among the Company, AxoBio, Aztec Merger Sub, Inc., a wholly owned subsidiary of the Company (“Merger Sub I”), and Axolotl Biologix LLC, a wholly owned subsidiary of the Company (“Merger Sub II”). Upon the closing of the transactions contemplated by the Merger Agreement, (a) Merger Sub I merged with and into AxoBio, after which the separate corporate existence of Merger Sub I ceased, and AxoBio continued as the surviving corporation, and (b) AxoBio merged with and into Merger Sub II, after which AxoBio ceased to exist, and Merger Sub II survived as a wholly owned subsidiary of the Company (collectively, the “AxoBio Acquisition”). At the effective time of the AxoBio Acquisition (the “Merger Effective Time”), each share of AxoBio’s common stock, par value $0.001 per share, (other than Dissenting Shares (as defined in the Merger Agreement) and shares held as treasury stock) issued and outstanding as of immediately prior to the Merger Effective Time was canceled and converted into the right to receive a pro rata share of:

•
$8,000,000 in cash (the “Closing Cash Consideration”), payable upon delivery of AxoBio’s audited financial statements;
•
3,845,337 shares of Common Stock and 4,243 shares of a newly designated series of Series A Convertible Voting Preferred Stock (the “Series A Preferred Stock”) issued upon the Merger Closing Date (the “Closing Share Consideration”); and
•
up to $9,000,000 in cash and up to $66,000,000 in shares of Common Stock that, in each case, were subject to the achievement of certain revenue targets and research and development milestones (the “Earnout”).

Axolotl Biologix Disposition

On March 20, 2024, the Company entered into a Membership Interest Purchase Agreement (the “Purchase Agreement”) with the former stockholders of AxoBio, including Burns Ventures, LLC (“BVLLC”), H. Rodney Burns (“Burns”), AXO XP, LLC (“AXPLLC”), and Protein Genomics, LLC (“PGEN” and together with BVLLC, Burns, and AXPLLC, collectively, the “Buyers” and each, a “Buyer”), providing for, upon the terms and subject to the conditions set forth therein, the sale by the Company of all outstanding limited liability company interests of AxoBio (the “AxoBio Disposition”) to the Buyers for aggregate consideration as described below. The AxoBio Disposition closed on March 26, 2024.

The consideration for the AxoBio Disposition consisted of (i) the Closing Share Consideration, initially issued as consideration to the Buyers under the Merger Agreement, (ii) cancellation of the notes payable to the Buyers in an aggregate principal amount of $8,000,000 issued as the Closing Cash Consideration in the AxoBio Acquisition and (iii) termination of the Company’s obligations with respect to the Earnout.

Risks and Uncertainties

Disruption of global financial markets and a recession or market correction, including the ongoing military conflicts between Russia and Ukraine and the related sanctions imposed against Russia, as well as the conflict between Israel and Hamas and the related tensions in the Middle East and other global macroeconomic factors such as inflation and changes in interest rates, could reduce the Company’s ability to access capital, which could in the future negatively affect the Company’s liquidity and could materially affect the Company’s business and the value of its Common Stock.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The unaudited condensed consolidated financial statements have been prepared in accordance with GAAP for interim financial information and with the instructions to Form 10-Q and Article 8 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. These unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023. The accompanying unaudited condensed consolidated financial statements include all adjustments that are of a normal recurring nature and necessary for the fair presentation of the results for the interim periods presented. Results for interim periods are not necessarily indicative of results to be expected for the full year.

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make a comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company and which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of unaudited condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the unaudited condensed consolidated financial statements and accompanying notes. Significant estimates in these unaudited condensed consolidated financial statements include those related to the forward purchase asset, earnout liabilities, derivative liabilities, long-term assets and goodwill impairment, the provision or benefit for income taxes and the corresponding valuation allowance on deferred tax assets, and contingent liabilities. If the underlying estimates and assumptions upon which the unaudited condensed consolidated financial statements are based change in the future, actual amounts may differ from those included in the accompanying unaudited condensed consolidated financial statements.

Business Combinations

The Company allocates the fair value of the purchase consideration of its acquisitions to the tangible assets, liabilities, and intangible assets acquired based on their estimated fair values. The excess of the fair value of purchase consideration over the fair values of these identifiable assets and liabilities is recorded as goodwill. Acquisition-related expenses are expensed as incurred and included in general and administrative expenses.

The allocation of the purchase price requires management to make significant estimates in determining the fair values of assets acquired and liabilities assumed, especially with respect to intangible assets. These estimates are based on information obtained from management of the acquired companies and historical experience. These estimates can include, but are not limited to, the cash flows that an asset is expected to generate in the future and the cost savings expected to be derived from acquiring an asset. These estimates are inherently uncertain and unpredictable, and if different estimates were used, the purchase price for the acquisition could be allocated to the acquired assets and liabilities differently from the allocation that the Company has made.

Discontinued Operations

On March 26, 2024, the Company completed the AxoBio Disposition as described in Note 1 above. In accordance with Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 205, Presentation of Financial Statements, Discontinued Operations, Other Presentation Matters (“ASC 205”), the assets and liabilities of AxoBio are classified as available for sale on the accompanying unaudited condensed consolidated balance sheets, and the results of its operations are reported as discontinued operations in the accompanying unaudited condensed consolidated statements of operations.

Segment Reporting

ASC Topic No. 280, Segment Reporting (“ASC 280”), establishes standards for the way that public business enterprises report information about operating segments in their annual consolidated financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. ASC 280 also establishes standards for related disclosures about products and services, geographic areas and major customers. The Company’s business segments are based on the organizational structure used by the chief operating decision-maker to make operating and investment decisions and assess performance. Our chief executive officer, who is our chief operating decision-maker, views the Company’s operations and manages its business in one operating segment, which is the business of developing and commercializing cosmetic and regenerative care products.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. Cash and cash equivalents are held by financial institutions and are federally insured up to certain limits. At times, the Company’s cash and cash equivalents balance exceeds the federally insured limits, which potentially subject the Company to concentrations of credit risk. For the nine months ended September 30, 2024 and 2023, the Company has experienced no losses related to its cash and cash equivalents that exceed federally insured deposit limits. As of September 30, 2024, the Company had cash in excess of federally insured limits of $819,484. As of September 30, 2024 and December 31, 2023, the Company had cash equivalents of $25,297 and $30,000, respectively. Cash equivalents as of December 31, 2023 are classified as a component of assets available for sale in the accompanying unaudited condensed consolidated balance sheets.

Forward Purchase Agreement

On July 9, 2023, Alpha and each of Meteora Special Opportunity Fund I, LP (“MSOF”), Meteora Capital Partners, LP (“MCP”) and Meteora Select Trading Opportunities Master, LP (“MSTO” and together with MCP and MSOF, the “Sellers” or “Meteora”) entered into a forward purchase agreement (the “Forward Purchase Agreement”) providing for an over-the-counter equity forward transaction relating to, prior to the Effective Time, the Class A Common Stock and, after the Effective Time, the Common Stock. Pursuant to the terms of the Forward Purchase Agreement, at the Closing Date, the Sellers purchased directly from the stockholders of Alpha 1,705,959 shares of Class A Common Stock (the “Recycled Shares”) at a price of $10.28 per share (the “Initial Price”), which is the price equal to the redemption price at which holders of Class A Common Stock were permitted to redeem their shares in connection with the Business Combination pursuant to Section 9.2(a) of Alpha’s Second Amended and Restated Certificate of Incorporation, as amended (the “Second Amended Charter”).

In accordance with the terms of the Forward Purchase Agreement, at the Closing Date, the Company paid to the Sellers an aggregate cash amount of $17,535,632, which was equal to the product of (a) the Recycled Shares and (b) the Initial Price. Prior to the FPA Amendment (as defined below), the settlement date was the earliest to occur of (a) the first anniversary of the Closing Date and (b) after the occurrence of (i) a Delisting Event (as defined in the Forward Purchase Agreement) or (ii) a Registration Failure (as defined in the Forward Purchase Agreement), upon the date specified by Meteora in a written notice to be delivered to the Company at Meteora’s discretion (which settlement date could not be earlier than the date of such notice).

On August 6, 2024, the Company and Meteora amended the Forward Purchase Agreement (the “FPA Amendment”) to change the settlement method from physical settlement to cash settlement. Pursuant to the FPA Amendment, Meteora agreed to make a cash payment to the Company on the tenth business day immediately following the last day of the Valuation Period (as defined below) in an amount equal to (i) 1,705,959 shares of Common Stock subject to the Forward Purchase Agreement multiplied by the daily volume-weighted average price over the Valuation Period (the “Settlement Amount”), less (ii) 1,705,959 shares of Common Stock multiplied by $0.75 (the “Settlement Amount Adjustment”). The “Valuation Period” is defined in the FPA Amendment as the period commencing on July 14, 2024 (the “Valuation Date”) and ending at 4:00 p.m. on the trading day on which 10% of the cumulative volume traded in shares of Common Stock on The Nasdaq Capital Market has reached an amount equal to the number of shares of Common Stock outstanding as of the Valuation Date. In the event the Settlement Amount is less than the Settlement Amount Adjustment at the end of the Valuation Period, no funds will be due to or from the Company. On October 9, 2024, the Valuation Period concluded and, pursuant to its terms, the Forward Purchase Agreement, as amended, matured with no payment due to or from Carmell as the Settlement Amount was less than the Settlement Amount Adjustment.

Accounts Receivables, Net

Accounts receivable are recorded at the original invoice amount. Receivables are considered past due based on the contractual payment terms. The Company reserves a percentage of its trade receivable balance based on collection history and current economic trends that it expects will impact the level of credit losses over the life of the Company’s receivables. These reserves are re-evaluated on a regular basis and adjusted as needed. Once a receivable is deemed to be uncollectible, such balance is charged against the reserve. The Company had no reserve related to the potential likelihood of not collecting its receivables as of September 30, 2024 and December 31, 2023. All of the Company’s trade receivables were related to AxoBio at December 31, 2023 and are classified as a component of assets available for sale in the accompanying unaudited condensed consolidated balance sheets.

Inventories

Inventory is stated at the lower of cost or net realizable value. Cost is calculated by applying the average cost method. The Company regularly reviews inventory quantities on hand and writes down any inventory that it believes to be impaired to its net realizable value. Management considers forecast demand in relation to the inventory on hand, competitiveness of product offerings, market conditions and product life cycles when determining excess and obsolescence and net realizable value adjustments. At December 31, 2023, all of the Company’s inventory was related to AxoBio and is classified as a component of assets available for sale in the accompanying unaudited condensed consolidated balance sheets. The Company had no reserve for obsolescence as of September 30, 2024 and December 31, 2023.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Maintenance and repair charges are expensed as incurred. Fixed assets are depreciated using the straight-line method using the following estimated useful lives:

•
Equipment – 5-7 years
•
Leasehold improvements – The lesser of 10 years or the remaining life of the lease
•
Furniture and fixtures – 7 years

Goodwill and Intangible Assets

Goodwill is not amortized but tested for impairment on an annual basis in the fourth quarter and more frequently if events or changes in circumstances indicate that the asset may be impaired. The Company’s impairment tests are based on a single reporting unit structure. The carrying value and ultimate realization of these assets are dependent upon estimates of future earnings and benefits that the Company expects to generate from their use. If the expectations of future results and cash flows are significantly diminished, intangible assets and goodwill may be impaired, and the resulting charge to operations may be material. First, the Company assesses qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test. If, after assessing qualitative factors, the Company determines it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, then performing the two-step impairment test is unnecessary. If deemed necessary, a two-step test is used to identify the potential impairment and to measure the amount of goodwill impairment, if any. The first step is to compare the fair value of the reporting unit with its carrying amount, including goodwill. An impairment charge is recognized for the amount by which the carrying amount exceeds the reporting unit’s fair value. However, the impairment loss recognized should not exceed the total amount of goodwill allocated to that single reporting unit. All of the Company’s goodwill was related to the AxoBio Acquisition and totaled $19,188,278 as of December 31, 2023, which is classified as a component of assets available for sale in the accompanying unaudited condensed consolidated balance sheets.

Finite-lived intangible assets are carried at cost and amortized based on an economic benefit period, which is seven to twenty years. The Company evaluates finite-lived intangible assets for impairment by assessing the recoverability of these assets whenever adverse events or changes in circumstances or business climate indicate that expected undiscounted future cash flows related to such intangible assets may not be sufficient to support the net book value of such assets. An impairment charge is recognized in the period of identification to the extent the carrying amount of an asset exceeds the fair value of such asset. Costs billed to the Company as reimbursement for third parties’ patent submissions are considered to be license fees and are expensed as incurred. Intangible assets related to AxoBio are classified as a component of assets available for sale in the accompanying unaudited condensed consolidated balance sheets.

Finite-lived intangible assets are amortized using the straight-line method using the following useful lives:

•
Customer contracts – 20 years
•
Trade name – 7 years
•
Intellectual property – 7 years
•
Patents – 16 years

Significant judgments required in assessing the impairment of goodwill and intangible assets include the assumption the Company only has a single reporting unit, identifying whether events or changes in circumstances require an impairment assessment, estimating future cash flows, determining appropriate discount and growth rates and other assumptions. Changes in these estimates and assumptions could materially affect the determination of fair value and whether an impairment exists and, if so, the amount of that impairment. The Company has not recognized any goodwill or intangible asset impairment charges in the nine months ended September 30, 2024 and 2023.

Series A Voting Convertible Preferred Stock

In connection with the AxoBio Acquisition, the Company issued 4,243 shares of Series A Preferred Stock to former AxoBio stockholders. Based on the limited exception under ASC 480-10-S99-3A(3)(f) for equity instruments that are subject to a deemed liquidation provision if all of the holders of equally and more subordinated equity instruments of the entity would always be entitled to also receive the same form of consideration (for example, cash or shares) upon the occurrence of the event that gives rise to the redemption (that is, all subordinate classes would also be entitled to redeem), the Company determined that the Series A Preferred Stock should be classified as permanent equity.

Earnout Liability

In connection with the AxoBio Acquisition, the former stockholders of AxoBio were entitled to receive the Earnout, consisting of up to $9,000,000 in cash and up to $66,000,000 in shares of Common Stock, subject to the achievement of certain revenue targets and research and development milestones. In accordance with ASC 805, Business Combinations (“ASC 805”), the Earnout was included in the purchase price for AxoBio at the Merger Closing Date and subsequently remeasured at each reporting date with changes in fair value recorded as a component of other (expense) income in the accompanying unaudited condensed consolidated statements of operations. As of December 31, 2023, the Company determined that the performance-based targets would not be met and that the Earnout would not be payable.

Revenue Recognition

The Company accounts for revenue in accordance with ASC 606, Revenue from Contracts with Customers (“ASC 606”). Under ASC 606, revenue is recognized when control of promised goods or services is transferred to a customer in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. Revenue is recognized based on the following five-step model:

•
Identification of the contract with a customer;
•
Identification of the performance obligations in the contract;
•
Determination of the transaction price;
•
Allocation of the transaction price to the performance obligations in the contract; and
•
Recognition of revenue when, or as, the Company satisfies a performance obligation.

All of the Company's revenue for the three and nine months ended September 30, 2024 was derived from sales for which the price is fixed. Such revenue is recognized upon the shipment of the related goods.

Selling and Marketing Expenses

Selling and marketing expenses included in continuing operations principally consist of marketing and advertising expenses. Such costs are expensed as incurred. The Company incurred advertising expenses of $32,867 for the three and nine months ended September 30, 2024. Selling and marketing expenses related to AxoBio, which are reported as a component of discontinued operations in the accompanying unaudited condensed consolidated statements of operations, totaled $0 and $100,000 for the three and nine months ended September 30, 2024, respectively, and $3,069,520 for the three and nine months ended September 30, 2023. Such expenses consist primarily of advertising expenses, commissions and freight expenses, and the distribution and marketing expenses described above in the revenue recognition policies.

Research and Development Expenses

Research and development expenses are expensed as incurred and consist principally of internal and external costs, which include the cost of product development, patent licenses, contract research services, and laboratory supplies.

Income Taxes

Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of September 30, 2024 and December 31, 2023. The Company is currently not aware of any issues under review that could result in significant payments, accruals, or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities for all tax years subsequent to 2020.

Net Loss Per Share

Under ASC 260, Earnings per Share, the Company is required to apply the two-class method to compute earnings per share (“EPS”). Under the two-class method, both basic and diluted EPS are calculated for each class of common stock and participating security, considering both dividends declared (or accumulated) and participation rights in undistributed earnings. The two-class method results in an allocation of all undistributed earnings as if all those earnings were distributed. As the Company has generated losses in each reporting period since its inception, the Company also considered the guidance related to the allocation of the undistributed losses under the two-class method. The contractual rights and obligations of the shares of Legacy Preferred Stock (as defined in Note 12 below) and the Company’s warrants were evaluated to determine if they have an obligation to share in the losses of the Company. As there is no obligation for the holders of Legacy Preferred Stock or the holders of the Company's warrants to fund the losses of the Company, nor is the contractual principal or redemption amount of the shares of Legacy Preferred Stock or the warrants reduced as a result of losses incurred by the Company, under the two-class method, the undistributed losses are allocated entirely to the Common Stock. Earnings per share information has been retrospectively adjusted to reflect the Business Combination ratio applied to Legacy Carmell’s historical number of shares outstanding. Shares of Alpha are considered issued for EPS purposes as of the date of the Business Combination.

The Company computes basic loss per share by dividing the loss attributable to holders of Common Stock for the period by the weighted average number of shares of Common Stock outstanding during the period. The Company’s warrants, options, Legacy Preferred Stock, and convertible notes could potentially be exercised or converted into Common Stock and then share in the earnings of the Company. However, these convertible instruments, warrants, and options were excluded when calculating diluted loss per share because such inclusion would be anti-dilutive for the periods presented. As a result, diluted loss per share is the same as basic loss per share for the periods presented.

Potentially dilutive securities as of September 30, 2024, which are not included in diluted weighted average shares outstanding for the three and nine months ended September 30, 2024 and 2023, consist of the following (in common stock equivalents):

	September 30,
	2024	2023
Series A Preferred Stock (if converted)	—	4,243,000
Stock Options	2,486,531	1,551,886
Common Stock Warrants	4,640,929	4,638,444
Total	7,127,460	10,433,330

Stock-Based Compensation

The Company applies the provisions of ASC 718, Compensation-Stock Compensation (“ASC 718”), which requires the measurement and recognition of compensation expense for all stock-based awards made to employees, including employee stock options, in the unaudited condensed consolidated statements of operations.

For stock options issued to employees and members of the Company’s Board of Directors (the “Board”) for their services, the Company estimates each option’s grant date fair value using the Black-Scholes option pricing model. The use of the Black-Scholes option pricing model requires management to make assumptions with respect to the expected term of the option, the expected volatility of the Common Stock consistent with the expected life of the option, risk-free interest rates, and expected dividend yields of the Common Stock. For awards subject to service-based vesting conditions, including those with a graded vesting schedule, the Company recognizes stock-based compensation expense equal to the grant date fair value of stock options on a straight-line basis over the requisite service period, generally the vesting term. Forfeitures are recorded as incurred instead of estimated at the time of grant and revised.

Under Accounting Standards Update (“ASU”) 2018-07, Compensation - Stock Compensation (Topic 718): Improvements to Non-Employee Share-Based Payment Accounting, the Company accounts for stock options issued to non-employees for their services in accordance with ASC 718. The Company uses valuation methods and assumptions to value the stock options that are in line with the process for valuing employee stock options noted above.

Leases

The Company accounts for its leases pursuant to ASC 842, Leases, as amended. The Company’s leases consist of leaseholds on office space. The Company determines if an arrangement contains a lease at inception as defined by ASC 842. To meet the definition of a lease under ASC 842, the contractual arrangement must convey to the Company the right to control the use of an identifiable asset for a period of time in exchange for consideration. Right of Use (“ROU”) assets represent the right to use an underlying asset for the lease term, and lease liabilities represent the obligation to make lease payments arising from the lease. ROU assets and liabilities are recognized at the lease commencement date based on the estimated present value of lease payments over the lease term. In August 2024, the Company terminated one of its leases and recognized a loss of $44,577 related to this termination.

Concentrations

One customer accounted for 100% of AxoBio’s revenues in 2023 and 100% of its accounts receivable at December 31, 2023. AxoBio’s human amnion allograft product made up 100% of revenue for the year ended December 31, 2023, which was all purchased from a single vendor, Pinnacle Transplant Technologies, LLC.

Fair Value Measurements and Fair Value of Financial Instruments

The Company categorizes its assets and liabilities that are valued at fair value on a recurring basis into a three-level fair value hierarchy in accordance with GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The fair value hierarchy below gives the highest priority to quoted prices in active markets for identical assets and liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The carrying value of cash and cash equivalents, accounts receivable, accounts payable, accrued expenses, deferred consideration payable and related party loans payable approximate fair value because of the short-term maturity of such instruments.

•
Level 1 - Inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.
•
Level 2 - Inputs are unadjusted quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other than quoted prices that are observable, and inputs derived from or corroborated by observable market data.
•
Level 3 - Inputs are unobservable inputs that reflect the reporting entity’s assumptions on the assumptions the market participants would use to price the asset or liability based on the best available information.

Other financial assets and liabilities are categorized based on a hierarchy of inputs as follows:

	September 30, 2024		December 31, 2023		Fair Value
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value	Input Hierarchy
Forward purchase agreement	$—	$—	$5,700,451	$5,700,451	Level 3
SBA Loan	—	—	1,505,070	1,498,000	Level 2

Changes in the fair value of Level 3 financial assets and liabilities for the nine months ended September 30, 2024 are as follows:

Forward Purchase Agreement:
Balance, beginning of year	$5,700,451
Change in fair value	(5,700,451)
Balance, end of period	$—

The Forward Purchase Agreement was accounted for at fair value as a financial instrument in the scope of ASC 480, Distinguishing Liabilities from Equity, and resulted in an asset at the Closing Date. The fair value of the Company’s position under the Forward Purchase Agreement was calculated using the Call/Put Option Pricing Model as of December 31, 2023. The assumptions incorporated into the valuation model as of December 31, 2023 included the share price of $3.81, the termination fee of $0.50 per share, the debt rate of 12.95% and the term of 0.54 years. As of September 30, 2024, it was determined that the fair value of the Forward Purchase Agreement was $0 as no payment was due to or from Carmell as a result of the Settlement Amount being less than the Settlement Amount Adjustment, as described in Note 1.

NOTE 3 — BUSINESS COMBINATION

AxoBio Acquisition

The AxoBio Acquisition is reflected in the unaudited condensed consolidated financial statements under the acquisition method of accounting in accordance with ASC 805, with the Company treated as the accounting and legal acquirer in the AxoBio Acquisition. It was determined that AxoBio is a variable interest entity, as AxoBio’s total equity at risk is not sufficient to permit AxoBio to finance its activities without additional subordinated financial support, with the Company being the primary beneficiary. In accordance with ASC 805, the Company recorded AxoBio’s assets and liabilities at fair value. For purposes of estimating the fair value, where applicable, of the assets acquired and liabilities assumed as reflected in the unaudited condensed consolidated financial information, the Company has applied the guidance in ASC 820, Fair Value Measurements and Disclosures (“ASC 820”), which establishes a framework for measuring fair value in acquisitions. In accordance with ASC 820, fair value is an exit price and is defined as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” Under ASC 805, acquisition-related transaction costs are not included as components of consideration transferred but are accounted for as expenses in the period in which the costs are incurred. The fair value of the purchase consideration transferred in the AxoBio Acquisition was as follows:

Common Stock - 3,845,337 shares	$11,270,683
Series A Convertible Voting Preferred Stock - 4,243 shares	10,382,107
Earnout	13,482,292
Deferred Consideration	8,000,000
Total estimated value of consideration transferred	$43,135,082

The fair value of the Series A Preferred Stock was estimated at $2,447 per share, using the put option model, based on the market value of the Common Stock at the Merger Closing Date, conversion rate, projected conversion term, and estimated discount for lack of marketability. Deferred consideration is related to the Closing Cash Consideration of $8,000,000, that was payable upon delivery of the AxoBio 2022 audited financial statements. The 2022 audited financial statements were delivered in October 2023, and as such, the cash consideration was payable at December 31, 2023.

In connection with the AxoBio Acquisition, the former stockholders of AxoBio were entitled to receive payment of the Earnout consisting of up to $9,000,000 in cash and up to $66,000,000 in shares of Common Stock, subject to the achievement of certain revenue targets and research and development milestones. In accordance with ASC 815-40, as the Earnout was not indexed to the Common Stock, it was accounted for as a liability at the Merger Closing Date and is subsequently remeasured at each reporting date with changes in fair value recorded as a component of discontinued operations in the accompanying unaudited condensed consolidated statements of operations.

The fair value of the Earnout was estimated as of the Merger Closing Date using (1) the probabilities of success and estimated dates of milestone achievements in relation to the research and development milestones, and (2) probability-adjusted revenue scenarios in relation to the revenue targets.

The total purchase consideration transferred in the AxoBio Acquisition has been allocated to the net assets acquired and liabilities assumed based on their fair values at the acquisition date. The transaction costs related to this acquisition of approximately $1,300,000 were expensed and included in the transaction-related expenses on the accompanying unaudited condensed consolidated statements of operations.

The allocation of the purchase price was as follows:

Total estimated value of consideration transferred	$43,135,082
Cash and cash equivalents	662,997
Accounts receivable	18,296,000
Prepaid expenses	170,604
Inventories	10,600,000
Property and equipment	81,846
Intangible assets	23,260,000
Total assets	53,071,447
Accounts payable	12,767,909
Accrued interest	146,829
Other accrued expenses	1,390,278
Loan payable	1,498,000
Related party loans	5,610,000
Deferred tax liabilities	7,711,627
Net assets to be acquired	23,946,804
Goodwill	$19,188,278

The Company estimated the fair value of the acquired inventories based on the selling price less costs to sell and recorded the fair value step-up of approximately $8,200,000 at the Merger Closing Date. The fair value step-up is amortized over the expected realization term of one year from the Merger Closing Date.

The acquired loan payable of AxoBio was adjusted down to its fair value by $502,000 due to the more favorable than the market interest rate. This fair value step down is amortized over the term of the loan as a credit to the interest expense.

The intangible assets include trade names, customer contracts and intellectual property. The intangible assets were valued using a discounted cash flow model. The estimated fair value of the customer contracts as of the acquisition date was determined based on the projected future profits from the contracts, discounted to present value, and the likelihood of contract renewals at the end of each contract term. The estimated fair value of the intellectual property as of the acquisition date was determined based on the estimated license royalty rates, the present value of future cash flows from the intellectual property, and the expected useful life of 7 years. The estimated fair value of the trade name was determined based on the estimated royalty rates for the use of the trade name, the projected revenues attributable to the trade name discounted to present value and the expected useful life of 7 years. The goodwill and other intangible assets associated with the AxoBio Acquisition are not deductible for U.S. tax purposes.

The Company determined that the AxoBio Acquisition was deemed significant to the Company in accordance with Rule 3-05 of Regulation S-X. As required by ASC 805, Business Combinations, the following unaudited pro forma statements of operations for the three and nine months ended September 30, 2023 give effect to the AxoBio Acquisition as if it had been completed on January 1, 2023. The unaudited pro forma financial information below is presented for illustrative purposes only and is not necessarily indicative of what the operating results actually would have been during the periods presented had the AxoBio Acquisition been completed during the periods presented. In addition, the unaudited pro forma financial information does not purport to project future operating results. The pro forma statements of operations do not fully reflect: (i) any anticipated synergies (or costs to achieve synergies) or (ii) the impact of non-recurring items directly related to the AxoBio Acquisition.

	For the three months ended September 30, 2023	For the nine months ended September 30, 2023
Revenue included in discontinued operations in the consolidated statements of operations	$3,728,816	$3,728,816
Add: AxoBio revenue not reflected in the consolidated statements of operations	4,100,086	26,020,319
Unaudited pro forma revenue	$7,828,902	$29,749,135

Net loss from consolidated statements of operations	$(11,464,769)	$(18,602,436)
Add: AxoBio net income not reflected in the consolidated statements of
operations, less pro forma adjustments described below (1)	4,526,658	1,069,186
Unaudited pro forma net income (loss)	$(6,938,111)	$(17,533,250)
(1)
An adjustment to reflect amortization of $598,458 and $1,795,374 for three and the nine months ended September 30, 2023, respectively, that would have been charged assuming the fair value adjustments to intangible assets had been applied on January 1, 2023. The adjustment also reflects additional costs of goods sold of $2,037,582 and $6,112,746 for the three and nine months ended September 30, 2023, respectively, that would have been charged assuming the fair value step up to inventories had been applied on January 1, 2023.

NOTE 4 — GOING CONCERN AND MANAGEMENT’S LIQUIDITY PLANS

Historically, the Company’s liquidity needs have been satisfied through debt and equity financing. As of September 30, 2024, the Company had cash of $1,137,325, an accumulated deficit of $67,957,379, and liabilities of $6,506,411. In addition, the Company had a net loss from continuing operations of $9,736,181 and negative cash flows from operations of $3,616,885 for the nine months ended September 30, 2024.

Due to its current liabilities and other potential liabilities, the cash available to the Company may not be sufficient to allow the Company to operate for at least 12 months from the date these unaudited condensed consolidated financial statements are available for issuance. The Company may need to raise additional capital through equity or debt issuances. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations and reducing payroll expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.

These conditions raise substantial doubt about the Company’s ability to continue as a going concern. These unaudited condensed consolidated financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

The Company has refocused its efforts on cosmetic skincare products with near-term commercial potential, reprioritized its research and development, and ceased clinical studies of product candidates that will take more than a year to commercialize. The Company is also exploring raising additional capital, the development and commercialization of haircare products based on the Carmell SecretomeTM and the out-licensing of certain research and development programs to generate non-dilutive liquidity.

NOTE 5 — INVENTORY

Inventory as of September 30, 2024 was comprised of the following:

September 30, 2024
Raw materials	$75,240
Work-in-process	19,109
Finished goods	3,541
Total	$97,890

NOTE 6 — PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

	September 30, 2024	December 31, 2023
	Continuing Operations	Continuing Operations	Discontinued Operations
Lab equipment	$696,648	$696,648	$216,210
Leasehold improvements	115,333	115,333	—
Furniture and fixtures	3,580	3,580	30,057
	815,561	815,561	246,267
Less: accumulated depreciation	(684,345)	(622,715)	(182,883)
Property and equipment, net	$131,216	$192,846	$63,384

Depreciation expense included in loss from continuing operations in the accompanying unaudited condensed consolidated statements of operations was $16,833 and $22,028 for the three months ended September 30, 2024 and 2023, respectively, and $61,630 and $70,147 for the nine months ended September 30, 2024 and 2023, respectively. Depreciation expense included in discontinued operations in the accompanying unaudited condensed consolidated statements of operations was $0 and $10,828 for the three and nine months ended September 30, 2024, respectively, and $7,343 for the three and nine months ended September 30, 2023.

NOTE 7 —GOODWILL AND INTANGIBLE ASSETS

The Company’s goodwill relates to the AxoBio Acquisition. Goodwill represents the excess of the purchase price of the acquired business over the fair value of the underlying net tangible and intangible assets. The Company may record goodwill adjustments pursuant to changes in the preliminary valuations acquired during the measurement period, which is up to one year from the date of acquisition. For the year ended December 31, 2023, the Company recognized $19,188,278 in goodwill from the AxoBio Acquisition, which is classified as a component of assets available for sale in the accompanying unaudited condensed consolidated balance sheets.

The Company capitalizes legal costs directly associated with the submission of Company patent applications. Gross patent costs of $70,746 as of September 30, 2024 are amortized on a straight-line basis over the patent term.

Intangible assets acquired in connection with the AxoBio Acquisition were initially recorded at their estimated fair value as of the acquisition date (see Note 3). Intangible assets that have finite lives are amortized over their economic useful life. Amortization of intangibles related to AxoBio is included as a component of discontinued operations in the accompanying unaudited condensed consolidated statements of operations.

Intangible assets and the related accumulated amortization consist of the following at September 30, 2024:

	Amortization Period	Gross Carrying Value	Accumulated Amortization	Net Book Value
Continuing operations:
Patents	16 years	$70,746	$49,968	$20,778

Intangible assets and the related accumulated amortization consist of the following at December 31, 2023:

	Amortization Period	Gross Carrying Value	Accumulated Amortization	Net Book Value
Continuing operations:
Patents	16 years	$70,746	$46,559	$24,187

Discontinued operations:
Customer contracts	20 years	$12,170,000	$337,313	$11,832,687
Trade name	7 years	2,220,000	132,143	2,087,857
Intellectual property	7 years	8,870,000	527,976	8,342,024
		$23,260,000	$997,432	$22,262,568

Amortization expense included in loss from continuing operation in the accompanying unaudited condensed consolidated statements of operations was $1,145 and $1,130 for the three months ended September 30, 2024 and 2023, respectively, and $3,409 and $3,386 for the nine months ended September 30, 2024 and 2023, respectively. Amortization expense included in income from discontinued operation in the accompanying unaudited condensed consolidated statements of operations was $625,621 for the three and nine months ended September 30, 2024 and $398,973 for the three and nine months ended September 30, 2023.

NOTE 8 — ACCRUED EXPENSES AND OTHER LIABILITIES

Accrued expenses and other liabilities consist of the following amounts:

	September 30, 2024	December 31, 2023
	Continuing Operations	Continuing Operations	Discontinued Operations
Accrued severance	$—	$452,579	$—
Accrued compensation	19,332	790,332	—
Accrued stock-based compensation	—	48,698	—
Other accrued expenses	315,237	303,825	468,652
Accrued expenses and other liabilities	$334,569	$1,595,434	$468,652

Accrued compensation is a non-interest bearing liability for employee payroll outstanding as of September 30, 2024 and December 31, 2023. This includes compensation earned during the years 2019 to 2023.

NOTE 9 —DEBT

U.S. Small Business Administration (SBA) Loan

As of the Merger Closing Date, AxoBio had an outstanding loan with the SBA with total principal and accrued interest outstanding of $2,000,000 and $113,476, respectively (the “SBA Loan”). Interest under the SBA Loan accrues at a simple interest rate of 3.75% annually on funds outstanding as of the anniversary date of the initial borrowing. A monthly payment in the amount of $9,953 began in December 2023 and continues for a total of 30 years. In connection with the AxoBio Acquisition, the SBA Loan was adjusted to fair value, which, excluding accrued interest, was determined to be $1,498,000. The difference in the outstanding principal and fair value of $502,000 was recorded as debt discount and is amortized over the remaining term of the loan using the effective interest method. As of December 31, 2023, there was outstanding principal and accrued interest of $2,000,000 and $134,961, respectively. As of December 31, 2023, there was unamortized debt discount of $494,930. The Company incurred interest expense of $0 and $17,571 and amortization of debt discount of $0 and $4,242 for the three and nine months ended September 30, 2024, respectively. For the three and nine months ended September 30, 2023, the Company incurred interest expense of $13,318 and amortization of debt discount of $0 in each period. The SBA Loan and related accrued interest are classified as a component of assets available for sale in the accompanying unaudited condensed consolidated balance sheets, and the related interest expense and amortization of debt discount are classified as a component of discontinued operations in the accompanying unaudited condensed consolidated statements of operations.

Related Party Loans

As of the Merger Closing Date, AxoBio had several promissory notes outstanding to Burns Ventures, LLC (the “Burns Notes”) with total principal outstanding of $5,610,000. The owner of Burns Ventures LLC was a former stockholder of AxoBio. Interest on the Burns Notes is payable quarterly at a fixed interest rate of 7.00%. The Burns Notes require no monthly payments and are due in full at maturity date on December 31, 2024. As of December 31, 2023, the Burns Notes had outstanding principal and accrued interest of $5,610,000 and $98,982, respectively. Interest expense for the Burns Notes totaled $0 and $89,448 for the three and nine months ended September 30, 2024, and $65,629 for the three and nine months ended September 30, 2023. The Burns Notes and related accrued interest are classified as a component of assets available for sale in the accompanying unaudited condensed consolidated balance sheets, and the related interest expense is classified as a component of discontinued operations in the accompanying unaudited condensed consolidated statements of operations.

2023 Promissory Notes

During the year ended December 31, 2023, the Company received proceeds of $848,500 from 26 zero coupon Promissory Notes (the “Promissory Notes”). The Promissory Notes had a maturity date of one year from the date of issuance. The principal of the Promissory Notes was due in full at maturity. All Promissory Notes had a proportionate number of Common Stock warrants for 16,489 shares of Common Stock issued in connection with the issuance of the Promissory Notes with a fair value of $55,062. These warrants vested immediately and have a term of 5 years, with exercise prices ranging from $11.50 to $14.30. The fair value of these warrants was recorded as debt discount and was amortized over the term of the loans using the effective interest method. Debt discount amortization was $0 and $14,179 for the three months ended September 30, 2024 and 2023, respectively, and $19,549 and $22,479 for the nine months ended September 30, 2024 and 2023, respectively. Pursuant to the terms of the Promissory Notes, the Board elected to repay all maturities of the Promissory Notes in shares of Common Stock. During the nine months ended September 30, 2024, the Company issued 328,707 shares of Common Stock to repay the Promissory Notes with an aggregate principal amount of $848,500.

Insurance Premium Financing

In July 2024, the Company entered into an agreement with a third party to finance a $423,687 premium on an insurance policy. This financing agreement has a monthly payment of $40,467, accrues interest at a rate of 9.99%, and matures in June 2025. As of September 30, 2024 and December 31, 2023, there was $349,498 and $0, respectively, of principal outstanding under this financing agreement.

In April 2024, the Company entered into another agreement with a third party to finance a $29,911 premium on an insurance policy. This financing agreement has a monthly payment amount of $2,761, accrues interest in the amount of 9.99% and matures in February 2025. As of September 30, 2024 and December 31, 2023, there was $13,469 and $0, respectively, of principal outstanding under this financing agreement.

In August 2023, the Company entered into an agreement with a third party to finance a $1,011,480 premium on an insurance policy. This financing agreement had a monthly payment amount of $117,072, accrued interest at a rate of 8.99%, and matured in April 2024. As of September 30, 2024 and December 31, 2023, there was $0 and $459,647, respectively, of principal outstanding under this financing agreement.

Interest expense on these financing agreements totaled $7,123 and $18,152 for the three months ended September 30, 2024 and 2023, respectively, and $21,953 and $18,152 for the nine months ended September 30, 2024 and 2023, respectively.

January 2022 Convertible Notes

On January 19, 2022, the Company issued two senior secured convertible notes (the “Convertible Notes”) of $1,111,111 each to two investors (the “Holders”), due on January 19, 2023. The Convertible Notes bore interest at 10% (18% upon default). The Company was required to make monthly interest payments for the interest incurred and required monthly principal payments of $158,730 beginning on July 19, 2022. The Convertible Notes were collateralized by all assets (including current and future intellectual property) of Legacy Carmell. The Convertible Notes were issued with a 10% discount and were subject to an 8% commission due to the underwriter. These fees were recorded as debt discount. In addition, each of the Holders received warrants to subscribe for and purchase up to 155,412 shares of Common Stock (the “Convertible Note Warrants”). Each Convertible Note Warrant is exercisable at a price of $0.16 per warrant share, vested immediately, and has a term of five years. The fair value of the Convertible Note Warrants at the time of issuance was $409,483, which was recorded as debt discount. The Convertible Notes are convertible at the option of the Holders into shares of Common Stock at a fixed conversion price equal to the lesser of $3.57 per share and a 25% discount to the price of the Common Stock in a Qualified Offering (as defined in the Convertible Notes) (as adjusted, the “Conversion Price”). In the event units consisting of Common Stock and warrants are issued in a Qualified Offering, the Convertible Notes are convertible into Common Stock and warrants. If, at any time while the Convertible Notes are outstanding, the Company sells or grants any option to purchase or sells or grants any right to reprice, or otherwise disposes of or issues (or announces any sale, grant or any option to purchase or other disposition), any Common Stock or Common Stock equivalents entitling any person to acquire shares of Common Stock at an effective price per share that is lower than the then Conversion Price (such lower price, the “Base Conversion Price”), then the Conversion Price shall be reduced to equal the Base Conversion Price. Such adjustments are to be made whenever such Common Stock or Common Stock equivalents are issued. Multiple events have triggered the down-round feature of the base conversion price. As of December 31, 2022, the Base Conversion Price was $1.79.

The conversion feature within the Convertible Notes met the requirements to be treated as a derivative. Accordingly, the Company estimated the fair value of the Convertible Notes derivative using the Monte Carlo Method as of the date of issuance. The fair value of the derivative was determined to be $1,110,459 at the time of issuance and was recorded as a liability with an offsetting amount recorded as a debt discount. The derivative is revalued at the end of each reporting period, and any change in fair value is recorded as a gain or loss in the unaudited condensed consolidated statements of operations.

Proceeds from the sales of the Convertible Notes with Convertible Note Warrants were allocated to the two elements based on the relative fair value of the Convertible Notes without the warrants and the warrants themselves at the time of issuance. The total amount allocated to the Convertible Note Warrants was $409,483 and accounted for as paid-in capital. The discount amount was calculated by determining the aggregate fair value of the warrants using the Black-Scholes option pricing model.

On July 19, 2022, Carmell defaulted on the Convertible Notes. Under the terms of the Convertible Notes, upon an event of default, there would be a 25% increase to the outstanding principal, in addition to the interest rate increasing from 10% to 18%. Upon the event of default, the unamortized debt discount of $958,899 was accelerated and expensed, and the 25% increase in outstanding principal of $555,556 was recorded as interest expense.

An Agreement Subsequent to the Notice of Acceleration

On November 2, 2022, Carmell received a letter (“Notice of Acceleration”) from one of the Holders, notifying it of an Event of Default under the Convertible Notes. Carmell and Alpha entered into an agreement with such Holder, Puritan Partners LLC (“Puritan”), in connection with the Notice of Acceleration on December 19, 2022. Pursuant to this agreement, Alpha and Carmell each represented and warranted to Puritan that (i) it intended to enter into the Business Combination, (ii) there would be no conditions to closing relating to Alpha or its affiliates delivering a certain amount of cash to the Company at closing of the Business Combination, (iii) the only conditions to the closing of the Business Combination were as set forth in Sections 6.1 through Section 6.3 of the Business Combination Agreement, (iv) upon entering into such Business Combination Agreement, such parties would have a commitment letter from a third party to provide capital in an amount sufficient to the surviving company of the Business Combination to, among other things, repay all amounts due and owing at such time to Puritan at the closing, (v) the equity valuation ascribed to Carmell in the Business Combination Agreement was $150,000,000, and (vi) such Business Combination Agreement shall not place any restrictions on Puritan’s ability to transfer any of its securities, including, without limitation, the shares underlying its Convertible Note Warrants. Carmell agreed it would not pay any other debtholder on account of interest or principal during the forbearance period.

Based on the representations, warranties and agreements above and in consideration of Carmell’s agreement to pay Puritan at the closing of the Business Combination (i) the outstanding principal amount, plus accrued interest, late fees and all other amounts then owed as specified in the Convertible Notes and (ii) 25,000 freely tradeable shares of Common Stock (not subject to lock-up or any other restrictions on transfer) at a price of $10.00 per share (i.e., the price per share of Common Stock to the equity holders of Carmell in the Business Combination), Puritan withdrew and rescinded the Notice of Acceleration, and such Notice of Acceleration was deemed null and void and had no further force or effect. Puritan further agreed that, based on the representations and warranties, and agreements contained in such agreement, it shall not issue any further notices of acceleration or default notices under the Convertible Notes, seek repayment of any amounts due under the Convertible Notes, or seek to exercise any other remedies contained in the Convertible Notes and other related agreements in regard to non-payment of the Convertible Notes from the date of the Notice of Acceleration until June 30, 2023.

On the closing of the Business Combination, the Company repaid $2,649,874 to the Holders, which represented the original principal amount of the Convertible Notes plus accrued interest at a rate of 25%, which the Company believes is the maximum rate permissible under New York State usury laws. In addition, the Company issued Puritan 25,000 freely tradeable shares of Common Stock. Following the closing of the Business Combination, both Holders have provided notice to the Company demanding additional payment of principal and interest on the Convertible Notes in an approximate amount of $600,000 per Holder at the closing of the Business Combination with additional interest thereon. In the case of Puritan, following the Business Combination, Puritan alleged that the Business Combination constituted a “Fundamental Transaction” under the terms of the Convertible Note Warrants, resulting in a purported right for Puritan to require the Company to repurchase such Convertible Note Warrants at a purchase price equal to the Black-Scholes Value of the unexercised portion of such Convertible Note Warrants as of the closing of the Business Combination. Puritan calculated the cash amount of such repurchase to be $1,914,123. The Company believes that this calculation is inaccurate. The other Holder demanded to be provided its share of the Convertible Note Warrants. Puritan has also asserted damages in connection with the timing of the issuance to it of 25,000 freely tradeable shares of Common Stock. The Company believes that it provided freely tradeable shares to Puritan at the same time as other Legacy Carmell stockholders. Puritan’s total claims, inclusive of the amounts paid at the Closing Date, exceed

$4,050,000 in connection with a loan for which the Company received $1,000,000. Management of the Company believes that its obligations under the Convertible Notes and Convertible Note Warrants have been satisfied and that no additional payments are due to the Holders, and the Company has conveyed its position to the Holders. There can be no assurance that these or similar matters will not result in expensive arbitration, litigation or other dispute resolution, which may not be resolved in our favor and may adversely impact our financial condition (see Note 10 - Commitments and Contingencies).

NOTE 10 — COMMITMENTS AND CONTINGENCIES

Exclusive License Agreement

On January 30, 2008, the Company and Carnegie Mellon University (“CMU”) entered into a License Agreement, as amended by that certain Amendment No. 1 to License Agreement, dated as of July 19, 2011, as further amended by that certain Amendment No. 2 to License Agreement, dated as of February 8, 2016, as further amended by that certain Amendment No. 3 to License Agreement, dated as of February 27, 2020 and as further amended by that certain Amendment No. 4 to License Agreement, dated November 23, 2021 (collectively, the “Amended License Agreement”). The Amended License Agreement provides the Company an exclusive, worldwide right to use certain technology of CMU relating to biocompatible plasma-based plastics to make, have made, use, and otherwise dispose of licensed products and to create derivatives for the field of use. The Company is required to use its best efforts to effect the introduction of the licensed technology into the commercial market as soon as possible and meet certain milestones as stipulated within the Amended License Agreement. CMU retains the right to use any derivative technology developed by the Company due to its use of this technology and retains the intellectual property rights to the licensed technology, including patents, copyrights, and trademarks.

The Amended License Agreement is effective until January 30, 2028, or until the expiration of the last-to-expire patent relating to this technology, whichever comes later, unless otherwise terminated under another provision within the Amended License Agreement. Failure to perform in accordance with the agreed-upon milestones is grounds for CMU to terminate the Amended License Agreement prior to the expiration date. As a partial royalty for the license rights, the Company issued 66,913 shares of Common Stock to CMU. In addition, in 2008, the Company issued a warrant which was exercised in full in 2011 for 98,938 shares of Common Stock. Prior to a qualified initial public offering or a qualified sale, CMU has the right to subscribe for additional equity securities to maintain its then percentage of ownership in the Company. The Business Combination did not qualify as a qualified initial public offering or qualified sale under the Amended License Agreement.

Royalties payable by the Company to CMU are 2.07% of net sales, as defined in the Amended License Agreement. The Company is also required to pay CMU 25% of any sublicense fees received, due, and payable upon receipt of the sublicense fees by the Company. All payments due to CMU are due within sixty (60) days after the end of each fiscal quarter. All overdue payments bear interest at a rate equal to the Prime Rate (as defined in the Amended License Agreement) in effect at the date such amounts are due plus 4%. No royalties were accrued or paid during the three and nine months ended September 30, 2024 and 2023.

The Company is obligated to reimburse CMU for all patent expenses and fees incurred to date by CMU for the licensed technology at the earlier of (1) three years from the effective date of the Amended License Agreement; (2) the closing date of a change in control event; and (3) for international patents, from the start of expenses for patenting outside of the United States of America. There were no reimbursed expenses and no amounts owed related to reimbursable expenses for the three and nine months ended September 30, 2024 and 2023.

Convertible Notes

As detailed in Note 9, both Holders have provided notice to the Company demanding additional payment of principal and interest on the Convertible Notes in an approximate amount of $600,000 per Holder at the closing of the Business Combination with additional interest thereon. In the case of Puritan, following the Business Combination, Puritan alleged that the Business Combination constituted a “Fundamental Transaction” under the terms of the Convertible Note Warrants, resulting in a purported right for Puritan to require the Company to repurchase such Convertible Note Warrants at a purchase price equal to the Black-Scholes Value of the unexercised portion of such Convertible Note Warrants as of the closing of the Business Combination. Puritan calculated the cash amount of such repurchase to be $1,914,123. The Company believes that this calculation is inaccurate. The other Holder demanded to be provided its share of the Convertible Note Warrants. Puritan has also asserted damages in connection with the timing of the issuance to it of 25,000 freely tradeable shares of Common Stock. The Company believes that it provided freely tradeable shares to Puritan at the same time as other Legacy Carmell stockholders. Puritan’s total claims, inclusive of the amounts paid at the Closing Date, exceed $4,050,000 in connection with a loan for which the Company received $1,000,000. Management of the Company believes that its obligations under the Convertible Notes and Convertible Note Warrants have been satisfied and that no additional payments are due to the Holders, and the Company has conveyed its position to the Holders. As described in further detail below, Puritan has filed a complaint against the Company related to these allegations. There can be no assurance that these or similar matters will not result in further arbitration, litigation or other dispute resolution, which may not be resolved in our favor and may adversely impact our financial condition.

Puritan Litigation

On November 8, 2023, Puritan filed a complaint captioned Puritan Partners LLC v. Carmell Regen Med Corporation et al., No. 655566/2023 (New York Supreme Court, New York County) naming the Company as a defendant. In the complaint, Puritan asserts that the Company breached its obligations under the Convertible Notes and the Convertible Note Warrants. Puritan also asserts that the Company did not comply with its obligations to provide Puritan with 25,000 freely tradeable shares of Common Stock in a timely manner. Puritan asserts claims for declaratory judgment, breach of contract, conversion, foreclosure of its security interest, replevin, unjust enrichment, and indemnification, and seeks remedies, including damages totaling $2,725,000 through November 1, 2023, additional fees and interest thereafter, costs and attorney’s fees, an order of foreclosure on its security interest, and other declaratory relief. The Company moved to dismiss the complaint. In July 2024, the court dismissed four of the eight claims in the complaint without prejudice. The case is currently in the discovery phase with respect to the remaining claims, which is expected to last through June 2025. The Company intends to defend itself vigorously against this litigation. However, there can be no assurance that this matter will be resolved in the Company’s favor, and an adverse outcome could have a material adverse effect on the Company’s financial condition.

NOTE 11 — PROFIT-SHARING PLAN

The Company has 401(k) profit-sharing plans covering substantially all employees. The Company’s discretionary profit-sharing contributions are determined annually by the Board. No discretionary profit-sharing contributions were made to the plans during the three and nine months ended September 30, 2024 and 2023.

NOTE 12 — STOCKHOLDERS’ EQUITY (DEFICIT)

Common Stock

As of September 30, 2024 and December 31, 2023, the Company was authorized to issue 250,000,000 shares of Common Stock and had 20,905,407 and 23,090,585, respectively, shares issued and outstanding. In conjunction with the AxoBio Disposition on March 26, 2024, 3,845,337 shares of Common Stock were returned to the Company and retired.

On April 4, 2024, the Company entered into a securities purchase agreement with certain investors for the sale of an aggregate of 1,331,452 shares of Common Stock for gross proceeds of $3,001,235 (the “Private Placement”). In conjunction with the Private Placement, the Company issued a warrant for 89,787 shares of Common Stock to the placement agent on April 11, 2024. This warrant has an exercise price of $2.81, a term of five years, a fair value of $129,495, and becomes exercisable nine months after issuance. In conjunction with the Private Placement, the Company paid $212,212 in fees and $25,000 in legal costs to the placement agent, which were recorded as a reduction of the gross proceeds received. The placement agent is a related party, as a member of the Board is a managing partner of the placement agent.

Series A Voting Convertible Preferred Stock

In connection with the AxoBio Acquisition, the Company issued 4,243 shares of Series A Preferred Stock to former stockholders of AxoBio. In conjunction with the AxoBio Disposition on March 26, 2024, such shares were returned to the Company and were retired.

Convertible Preferred Stock

Immediately prior to the Business Combination, Legacy Carmell had outstanding Series A convertible preferred stock (“Legacy Series A Preferred Stock”), Series B convertible preferred stock (“Legacy Series B Preferred Stock”), Series C-1 convertible preferred stock (“Legacy Series C-1 Preferred Stock”) and Series C-2 convertible preferred stock (“Legacy Series C-2 Preferred Stock”), which are collectively referred to herein as “Legacy Preferred Stock.”

Legacy Series A Preferred Stock, Legacy Series C-1 Preferred Stock, and Legacy Series C-2 Preferred Stock accrued cumulative dividends at a per annum rate of 7% calculated on the original issue price, respectively. Such dividends accrued on each share of Legacy Preferred Stock commencing on the date of issuance.

In connection with the Business Combination, all previously issued and outstanding shares of Legacy Preferred Stock were converted into an equivalent number of shares of Common Stock on a one-for-one basis, then multiplied by the Exchange Ratio pursuant to the Business Combination Agreement.

2023 Long-Term Incentive Plan

In July 2023, the stockholders of the Company approved the 2023 Long-Term Incentive Plan (the “2023 Plan”), which replaced the Amended and Restated 2009 Stock Incentive Plan of Legacy Carmell (the “2009 Plan”). No new awards are being made under the 2009 Plan. Under the 2023 Plan, the Board may grant awards of stock options, stock appreciation rights, restricted stock, restricted stock units or other stock-based awards to employees and other recipients as determined by the Board. The exercise price per share for an option granted to employees owning stock representing more than 10% of the Company at the time of the grant cannot be less than 110% of the fair market value. Incentive and non-qualified stock options granted to all persons shall be granted at a price no less than 100% of the fair market value and any price determined by the Board. Options expire no more than ten years after the date of the grant. Incentive stock options to employees owning more than 10% of the Company expire no more than five years after the date of grant. The vesting of stock options is determined by the Board. Generally, the options vest over a four-year period at a rate of 25% one year following the date of grant, with the remaining shares vesting equally on a monthly basis over the subsequent thirty-six months.

The maximum number of shares that may be issued under the 2023 Plan is the sum of: (i) 1,046,408, (ii) an annual increase on January 1, 2024 and each anniversary of such date prior to the termination of the 2023 Plan, equal to the lesser of (a) 4% of the outstanding shares of our Common Stock determined on a fully diluted basis as of the immediately preceding year-end and (b) such smaller number of shares as determined by the Board or the compensation committee of the Board, and (iii) the shares of Common Stock subject to 2009 Plan awards, to the extent those shares are added into the 2023 Plan by operation of the recycling provisions described below.

The initial maximum number of shares of Common Stock that may be issued under the 2023 Plan through incentive stock options was 1,046,385, provided that this limit automatically increases on January 1 of each year for a period of not more than ten years, commencing on January 1, 2024 and ending on (and including) January 1, 2032, by an amount equal to the lesser of 1,500,000 shares or the number of shares added to the share pool as of such January 1, as described in clause (ii) of the preceding sentence. The following shares will be added (or added back) to the shares available for issuance under the 2023 Plan:

•
Shares subject to 2009 Plan or 2023 Plan awards that expire, terminate or are canceled or forfeited for any reason after the effectiveness of the 2023 Plan;
•
Shares that after the effectiveness of the 2023 Plan are withheld to satisfy the exercise price of an option issued under the 2009 Plan or 2023 Plan;
•
Shares that after the effectiveness of the 2023 Plan are withheld to satisfy tax withholding obligations related to any award under the 2009 Plan or 2023 Plan; and
•
Shares that after the effectiveness of the 2023 Plan are subject to a stock appreciation right that are not delivered on exercise or settlement.

However, the total number of shares underlying 2009 Plan awards that may be recycled into the 2023 Plan pursuant to the above-described rules will not exceed the number of shares underlying 2009 Plan awards as of the effective date of the 2023 Plan (as adjusted to reflect the Business Combination). Shares of Common Stock issued through the assumption or substitution of awards in connection with a future acquisition of another entity will not reduce the shares available for issuance under the 2023 Plan.

Warrant and Option Valuation

The Company computes the fair value of warrants and options granted using the Black-Scholes option pricing model. The expected term used for warrants and options issued to non-employees is the contractual life, and the expected term used for options issued to employees and directors is the estimated period that options granted are expected to be outstanding. The Company utilizes the “simplified” method to develop an estimate of the expected term of “plain vanilla” grants for stock options. The Company utilizes an expected volatility figure based on a review of the historical volatilities over a period equivalent to the expected life of the instrument valued by similarly positioned public companies within its industry. The risk-free interest rate was determined from the implied yields from U.S. Treasury zero-coupon bonds with a remaining term consistent with the expected term of the instrument being valued. The Company’s stock price was derived from a 409A valuation prior to the Business Combination and market price for all options and warrants granted thereafter.

Warrants Outstanding

A summary of Common Stock warrant activity during the nine months ended September 30, 2024 is as follows:

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life in Years	Aggregate Intrinsic Value
Outstanding, December 31, 2023	4,638,454	$10.20	4.62	$1,382,919
Issued	89,787	2.81
Expired	(87,312)	7.03
Outstanding, September 30, 2024	4,640,929	$10.11	3.87	$74,287
Exercisable, September 30, 2024	4,551,142	$10.25	3.86	$74,287

Option Activity and Summary

A summary of option activity during the nine months ended September 30, 2024 is as follows:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Life in Years	Aggregate Intrinsic Value
Outstanding, December 31, 2023	1,689,765	$2.72	9.00	$1,850,397
Granted	1,471,874	1.23
Expired/Cancelled	(675,108)	2.61
Outstanding, September 30, 2024	2,486,531	$1.86	9.28	$—
Vested/Exercisable, September 30, 2024	228,432	$2.51	7.31	$—

The weighted average fair value of the options granted during the nine months ended September 30, 2024 was based on a Black Scholes option pricing model using the following assumptions:

Expected volatility	70.0%
Expected term of option	6.0 - 7.0
Range of risk-free interest rate	3.8% -4.6%
Dividend yield	0%

The Company recorded stock-based compensation expense related to its options of $185,696 and $237,760 for the three months ended September 30, 2024 and 2023, respectively, and $560,865 and $605,299 for the nine months ended September 30, 2024 and 2023, respectively. As of September 30, 2024, there was $2,471,651 of unrecognized compensation expense related to unvested stock options, which will be recognized over the weighted average remaining vesting period of 3.74 years.

NOTE 13 – INCOME TAXES

The Company did not record any income tax provision or benefit for the three and nine months ended September 30, 2024 and 2023. The Company provides for a valuation allowance when it is more likely than not that it will not realize a portion of its deferred tax assets. The Company has established a valuation allowance against the net deferred tax asset due to the uncertainty that enough taxable income will be generated in those taxing jurisdictions to utilize the assets. Therefore, we have not reflected any benefit of such deferred tax assets in the accompanying unaudited condensed consolidated financial statements.

NOTE 14 – DISCONTINUED OPERATIONS

On March 20, 2024, the Company entered into the Purchase Agreement to sell AxoBio and closed the AxoBio Disposition on March 26, 2024 as detailed in Note 1. The assets and liabilities of AxoBio are classified as available for sale in the accompanying unaudited condensed consolidated balance sheets and consist of the following:

	September 30, 2024	December 31, 2023
Assets available for sale
Cash and cash equivalents	$—	$804,277
Accounts receivable, net	—	7,713,600
Prepaid expenses	—	251,086
Inventories	—	3,038,179
Property and equipment, net	—	63,384
Intangible assets, net	—	22,262,568
Goodwill	—	19,188,278
Total assets available for sale	$—	$53,321,372

Liabilities available for sale
Accounts payable	$—	$8,520,243
Accrued interest	—	134,961
Accrued interest, related party	—	98,982
Other accrued expenses	—	468,652
Loans payable, current	—	1,505,070
Related party loans, current	—	5,610,000
Earnout liability	—	8,000,000
Deferred income taxes	—	5,536,923
Total liabilities available for sale	$—	$29,874,831

The significant components of discontinued operations in the accompanying unaudited condensed consolidated statements of income are as follows:

	For the Nine Months Ended
	September 30,
	2024	2023
Revenue	$—	$3,728,816
Cost of sales	—	1,648,752
Gross profit	—	2,080,064
Operating expenses:
Selling and marketing	100,000	3,069,520
Research and development	89,972	81,009
General and administrative	470,686	812,306
Depreciation and amortization	636,449	406,316
Total operating expenses	1,297,107	4,369,151
Loss from operations	(1,297,107)	(2,289,087)
Other income (expense):
Other income		3
Amortization of debt discount	(4,242)	—
Interest expense, related party	(89,448)	(65,629)
Interest expense	(17,571)	(13,318)
Change in fair value of earnout liabilities		(38,093)
Total other (expense) income	(111,261)	(117,037)
Loss before income taxes	(1,408,368)	(2,406,124)
Income tax benefit, deferred	156,092	—
Discontinued operations, net	$(1,252,276)	$(2,406,124)

NOTE 15 – SUBSEQUENT EVENTS

In October 2024, the Company issued options for an aggregate of 1,817,550 shares of Common Stock pursuant to the 2023 Plan with an exercise price of $0.358 per share. These options vest over four years (with 25% vesting after one year and the remainder vesting 1/36th per month over the balance of the vesting period) and expire after ten years from the date of grant.

Item 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the accompanying unaudited condensed consolidated financial statements and the related notes contained in Part I, Item 1 of this Quarterly Report on Form 10-Q (this "Quarterly Report") and our audited consolidated financial statements and the notes thereto, Part I – Item 1A. “Risk Factors” and Part II – Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 (the “2023 Annual Report”). Unless the context requires otherwise, references in this Quarterly Report to “Carmell,” the “Company,” “we,” “us,” or “our,” prior to the closing of the Business Combination (as defined in Note 1 to the accompanying unaudited condensed consolidated financial statements), are intended to refer to Carmell Therapeutics Corporation, a Delaware corporation, (“Legacy Carmell”) and, after the closing of the Business Combination, are intended to refer to Carmell Corporation, a Delaware corporation, and its consolidated subsidiaries.

Cautionary Statement Regarding Forward-Looking Statements

This Quarterly Report includes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. We have based these forward-looking statements on our current expectations, assumptions and projections about future events. These forward-looking statements involve known and unknown risks and uncertainties that are difficult to predict and could cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as “may,” “should,” “could,” “would,” “expect,” “plan,” “future,” “intend,” “anticipate,” “likely,” “believe,” “estimate,” “continue,” or the negative of such terms or other similar expressions, but the absence of these words does not mean that a statement is not forward-looking. Such forward-looking statements include, but are not limited to, statements and expectations regarding the launch and commercialization of our products, our ability to raise financing in the future, our success in retaining or recruiting key members of our management, the benefits of and our expectations related to the AxoBio Disposition and the Private Placement, market acceptance of our products, regulatory developments related to the cosmetics industry, our ability to compete in our industry, our need to grow the size of our organization in the future and the management of such growth, outcomes related to legal proceedings, as well as all other statements other than statements of historical fact included in this Quarterly Report. Factors that might cause or contribute to such a discrepancy include, but are not limited to, those described in our other filings we make with the U.S. Securities and Exchange Commission (the “SEC”), including those described under the section entitled Part II, Item 1A. “Risk Factors” in this Quarterly Report and under Part I, Item 1A, “Risk Factors” in the 2023 Annual Report. These forward-looking statements represent our estimates and assumptions as of the filing date of this Quarterly Report. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Overview

Carmell is a bio-aesthetics company that utilizes the Carmell SecretomeTM to support skin and hair health. The Carmell SecretomeTM consists of a potent cocktail of proteins, peptides, and bio-lipids extracted from allogeneic human platelets sourced from U.S. Food and Drug Administration-approved tissue banks. Over the past seven years, Carmell has extensively tested the technology underpinning the Carmell SecretomeTM. Additionally, we have developed a novel microemulsion formulation that enables the delivery of lipophilic and hydrophilic ingredients without relying on the Foul FourteenTM, which are 14 potentially harmful excipients that are commonly used by other companies to impart texture, stability, and other desirable physicochemical attributes to cosmetic products. We are also developing a line of men’s products and a line of topical haircare products. All of our cosmetic skincare and haircare products are tailored to meet the demanding technical requirements of professional care providers and discerning retail consumers. Our product pipeline also includes innovative regenerative bone and tissue healing products that are under development.

We have completed the development of 12 products for our cometic skincare line and began to commercially launch them in 2024. We are employing an omnichannel distribution strategy and are selling our products online through direct e-commerce channels and through retailers in the United States. In addition, we have begun selling our doctor-dispensed products through dermatology and plastic surgery practices and medical aesthetics centers.

Third Quarter Developments

Appointment of Chief Executive Officer

The Board appointed Kendra Bracken-Ferguson as Chief Executive Officer of the Company effective as of July 30, 2024. Ms. Bracken-Ferguson, age 44, is the Founder and Chief Executive Officer of BrainTrust, which encompasses BrainTrust Agency, BrainTrust Founders Studio and BrainTrust Fund 1. She has vast experience in the digital media space and has excelled at developing revenue-generating partnerships in the beauty and wellness industries. Ms. Bracken-Ferguson has served as Chief Executive Officer of BrainTrust Founders Studio since October 2021 and as the Chief Executive Officer of BrainTrust Fund since 2022. She was previously the interim Chief Executive Officer of rē•spin by Halle Berry from April 2020 until October 2021. From May 2019 to April 2020, she was the Chief

Business Officer of Beautycon Media. Ms. Bracken-Ferguson has helped develop more than 200 influencer-driven brands that have collectively generated more than $100 million in revenue. She currently serves on the growth advisory board of Iced Media, and previously served on the board of directors of Cayton Children’s Museum, the board of directors of Influencer Marketing Association and the advisory board of BeautyUnited. Ms. Bracken-Ferguson earned her bachelor’s degree from Purdue University and an MBA from Keller School of Management, Devry University.

In conjunction with Ms. Bracken-Ferguson’s appointment as Chief Executive Officer, Rajiv Shukla resigned from his position as our Chief Executive Officer. Following his resignation, Mr. Shukla continues to serve as Executive Chairman of the Board.

Other 2024 Developments

For information on our material developments during the first half of 2024, are detailed in the accompanying notes to the unaudited condensed consolidated financial statements.

Impact of Macroeconomic Events

Economic uncertainty in various global markets caused by political instability and conflicts, such as the ongoing conflicts in Ukraine and Israel, rising tensions in the Middle East, and economic challenges have led to market disruptions, including significant volatility in commodity prices, credit and capital market instability, and supply chain interruptions, which have caused record inflation globally. Our business, financial condition, and results of operations could be materially and adversely affected by further negative impacts on the global economy and capital markets resulting from these global economic conditions, particularly if such conditions are prolonged or worsen. Although, to date, our results of operations have not been materially impacted by these global economic and geopolitical conditions, it is impossible to predict the extent to which our operations may be impacted in the short and long term. The extent and duration of these market disruptions, whether as a result of the military conflict between Russia and Ukraine, the effects of the Russian sanctions, the conflict between Israel and Hamas, geopolitical tensions, inflation, or otherwise, are impossible to predict. Any such disruptions may also magnify the impact of other risks described or incorporated by reference in Part II, Item 1A. "Risk Factors" in this Quarterly Report and Part I, Item 1A, “Risk Factors” in our 2023 Annual Report.

Critical Accounting Policies and Estimates

This discussion and analysis of our financial condition and results of operations is based on our unaudited condensed consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of these unaudited condensed consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the unaudited condensed consolidated financial statements, as well as the reported revenue expenses and net loss incurred during the reporting periods. Our estimates are based on our historical experience and various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Going Concern and Management Plan

The unaudited condensed consolidated financial statements included elsewhere herein were prepared under the assumption that we would continue our operations as a going concern, which contemplates the realization of assets and the satisfaction of liabilities during the normal course of business. However, as of September 30, 2024, we had cash of $1,137,325, an accumulated deficit of $67,957,379 and liabilities of $6,506,411. We have incurred substantial recurring losses from continuing operations, have used, rather than provided, cash from our continuing operations and are dependent on additional financing to fund future operations. These conditions raise substantial doubt about our ability to continue as a going concern within one year after the date the financial statements are issued. The unaudited condensed consolidated financial statements included elsewhere herein do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

We closed on the Private Placement in April 2024 and received gross proceeds of $3,001,235. Furthermore, we have refocused our efforts on cosmetic skincare products with near-term commercial potential, reprioritized further research and development, and ceased clinical studies of product candidates that will take more than a year to commercialize. We are also exploring raising additional capital, the development and commercialization of haircare products based on the Carmell SecretomeTM, and the out-licensing of certain research and development programs to generate non-dilutive liquidity. Collectively, these activities are anticipated to assist us in extending our cash runway.

Comparison of Results of Operations for the Three Months Ended September 30, 2024 and 2023

The following table sets forth our unaudited consolidated results of operations for the three months ended September 30, 2024 and 2023:

	For the three months ended September 30,			%
	2024	2023	Change	Change
Gross revenue	$58,915	$—	$58,915	100%
Discounts and allowances	(38,396)	—	(38,396)	100%
Net revenue	20,519	—	20,519	100%
Cost of goods sold	4,840	—	4,840	100%
Gross profit	15,679	—	15,679	100%
Operating expenses:
Selling and marketing	120,062	—	120,062	100%
Research and development	331,806	1,590,899	(1,259,093)	-79%
General and administrative	965,622	507,948	457,674	90%
Depreciation and amortization of intangibles	17,978	23,158	(5,180)	-22%
Restructuring charges	—	726,280	(726,280)	-100%
Total operating expenses	1,435,468	2,848,285	(1,412,817)	-50%
Loss from operations	(1,419,789)	(2,848,285)	1,428,496	-50%
Other expenses, net	(1,458,692)	(6,210,360)	4,751,668	-77%
Net loss from continuing operations before taxes	$(2,878,481)	$(9,058,645)	$6,180,164	-68%

Revenue/Gross Profit

Gross revenue for the three months ended September 30, 2024 was $58,915 from sales of our first five cosmetic skincare products launched in 2024. We have developed an additional seven cosmetic skincare products that we expect to launch over the next six months. Discounts and allowances related to these sales totaled $38,396 for the three months ended September 30, 2024. Our net revenue, cost of goods sold, and gross profit on these sales were $20,519, $4,840 and $15,679, respectively.

Operating Expenses

Selling and marketing expenses totaled $120,062 for the three months ended September 30, 2024 and were driven by our marketing efforts related to our first five cosmetic skincare products launched in 2024.

Research and development expenses decreased by $1,259,093 to $331,806 in the third quarter of 2024 as compared to the same period of 2023. This decrease was driven by our strategic realignment, which refocused our efforts on cosmetic skincare products with near-term commercial potential, reprioritized further research and development, and ceased clinical studies of product candidates that would take more than a year to commercialize. Also contributing to the decrease was the termination of employees in non-core or overlapping business areas in the third quarter of 2023 and the first quarter of 2024.

General and administrative expenses were $965,622 and $507,948 for the three months ended September 30, 2024 and 2023, respectively. This increase was primarily driven by an increase in insurance costs and salaries and benefits for personnel.

Restructuring charges of $726,280 for the three months ended September 30, 2023 were related to the post-acquisition integration of AxoBio and consisted primarily of accrued severance from the termination of certain executives serving as part-time consultants and full-time employees in non-core areas or overlapping business functions.

Other Expenses, Net

Other expenses, net, were $1,458,692 for the three months ended September 30, 2024, as compared to $6,210,360 in the corresponding period of 2023. Other expenses, net, for the third quarter of 2024 were driven by an unfavorable change in the fair value of the Forward Purchase Agreement of $1,420,137. The corresponding period of 2023 reflects an unfavorable change in the fair value of the Forward Purchase Agreement of $10,592,442 and interest expense of $314,124. Such expenses were partially offset by a favorable change in the fair value of derivative liabilities related to the Convertible Notes totaling $4,697,138.

Comparison of Results of Operations for the Nine Months Ended September 30, 2024 and 2023

The following table sets forth our unaudited consolidated results of operations for the nine months ended September 30, 2024 and 2023:

	For the Nine Months Ended September 30,			%
	2024	2023	Change	Change
Gross revenue	$71,235	$—	$71,235	100%
Discounts and allowances	(38,396)	—	(38,396)	100%
Net revenue	32,839	—	32,839	100%
Cost of goods sold	5,132	—	5,132	100%
Gross profit	27,707	—	27,707	100%
Operating expenses:
Selling and marketing	131,107	—	131,107	100%
Research and development	865,292	3,154,881	(2,289,589)	-73%
General and administrative	2,957,890	1,655,846	1,302,044	79%
Depreciation and amortization of intangibles	65,039	73,533	(8,494)	-12%
Restructuring charges	—	726,280	(726,280)	-100%
Total operating expenses	4,019,328	5,610,540	(1,591,212)	-28%
Loss from operations	(3,991,621)	(5,610,540)	1,618,919	-29%
Other expenses, net	(5,744,560)	(10,585,772)	4,841,212	-46%
Net loss income before taxes	$(9,736,181)	$(16,196,312)	$6,460,131	-40%

Revenue/Gross Profit

Gross revenue for the nine months ended September 30, 2024 was $71,235 from sales of our first five cosmetic skincare products launched in 2024. We have developed an additional seven cosmetic skincare products that we expect to launch over the next six months. Discounts and allowances related to these sales totaled $38,396 for the nine months ended September 30, 2024. Our net revenue, cost of goods sold, and gross profit on these sales were $32,839, $5,132 and $27,707, respectively.

Operating Expenses

Selling and marketing expenses totaled $131,107 for the nine months ended September 30, 2024 and were driven by the costs related to our marketing efforts for the launch of our cosmetic skincare products in 2024.

Research and development expenses decreased by $2,289,589 to $865,292 in the first nine months of 2024 as compared to the same period of 2023. This decrease was driven by our strategic realignment, which refocused our efforts on cosmetic skincare products with near-term commercial potential, reprioritized further research and development, and ceased clinical studies of product candidates that would take more than a year to commercialize. Also contributing to the decrease was the termination of employees in non-core or overlapping business areas in the third quarter of 2023 and the first quarter of 2024.

General and administrative expenses were $2,957,890 and $1,655,846 for the nine months ended September 30, 2024 and 2023, respectively. This increase was primarily driven by an increase in insurance costs and salaries and benefits for personnel.

Restructuring charges of $726,280 for the nine months ended September 30, 2023 were related to the post-acquisition integration of AxoBio and consist primarily of accrued severance from the termination of certain executives serving as part-time consultants and full-time employees in non-core areas or overlapping business functions.

Other Expenses, Net

Other expenses, net, were $5,744,560 for the nine months ended September 30, 2024, as compared to $10,585,772 in the corresponding period of 2023. For the nine months ended September 30, 2024, other expenses, net, were driven by an unfavorable change in the fair value of the Forward Purchase Agreement of $5,700,451. The same period of 2023 includes an unfavorable change in the fair value of the Forward Purchase Agreement of $10,592,442 and interest expense on debt of $845,158. These expenses were partially offset by a favorable change in the fair value of derivative liabilities related to the Convertible Notes of $826,980.

Discontinued Operations, Net

We had a loss from discontinued operations of $1,252,276, net of tax, for the nine months ended September 30, 2024, which reflects the results of the AxoBio business through the closing of the AxoBio Disposition on March 26, 2024. There were no sales of AxoBio’s products from October 2023 through the closing date of the AxoBio Disposition. The Company recognized a non-cash gain on the sale of AxoBio of $1,534,479 during the nine months ended September 30, 2024, due principally to the change in the fair value of the stock consideration between the AxoBio Acquisition and the AxoBio Disposition. See Note 1 to the accompanying unaudited condensed consolidated financial statements.

Liquidity, Capital Resources, and Going Concern

As of September 30, 2024, we had cash of $1,137,325, an accumulated deficit of $67,957,379, and liabilities of $6,506,411. In addition, we had a net loss from continuing operations of $9,736,181 and negative cash flows from operations of $3,616,885 for the nine months ended September 30, 2024. Since our inception, we have financed operations principally through our issuances of equity securities and debt financing. In addition to the cost savings from the elimination of non-core areas or overlapping business functions in both the third quarter of 2023 and the first quarter of 2024 and the reduction of expenses resulting from the AxoBio Disposition, we have refocused our efforts on cosmetic skincare products with near-term commercial potential, reprioritized further research and development, and ceased clinical studies of product candidates that would take more than a year to commercialize.

Late in the second quarter of 2024, we began the launch of our cosmetic skincare products based on the Carmell Secretome™. Management anticipates that revenue from the commercialization of its cosmetic skincare products and the anticipated cost savings from the activities detailed above will assist us in extending our cash runway. In addition, we are exploring raising additional capital, the development and commercialization of haircare products based on the Carmell Secretome™, and the out-licensing of certain research and development programs to enhance our liquidity.

However, the cash available to us may not be sufficient to allow us to operate for the next 12 months due to our current and potential liabilities. We may need to raise additional capital through equity or debt issuances. If we are unable to raise additional capital, we may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations and reducing overhead expenses. We cannot provide any assurance that new financing will be available on commercially acceptable terms, if at all, or will be completed on a timely basis. These conditions raise substantial doubt about our ability to continue as a going concern.

The accompanying unaudited condensed consolidated financial statements have been prepared in conformity with GAAP, which contemplates the continuation of the Company as a going concern, the realization of assets, and the satisfaction of liabilities in the normal course of business. The accompanying unaudited condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty or that may be necessary should we be unable to continue as a going concern.

Debt

As of September 30, 2024, we had outstanding debt totaling $362,967 (see Note 9 to the accompanying unaudited condensed consolidated financial statements). In the first quarter of 2024, the Board elected to repay all of the maturing Promissory Notes in shares of the Company’s Common Stock in accordance with the terms of the Promissory Notes. During the nine months ended September 30, 2024, all of the Promissory Notes with an aggregate principal amount of $848,500 were repaid through the issuance of an aggregate of 328,707 shares of Common Stock. In addition, the Holders of the Convertible Notes have demanded additional payment of principal and interest on the Convertible Notes and certain payments with respect to the Convertible Note Warrants, as more fully described in Note 10 to the accompanying unaudited condensed consolidated financial statements.

Cash Flows

The following table summarizes our unaudited consolidated cash flows for the nine months ended September 30, 2024 and 2023:

	Nine Months Ended September 30,
	2024	2023	Change
Net cash used in operating activities	$(3,616,885)	$(4,937,010)	$1,320,125
Net cash used in investing activities	(748,796)	(30,470)	(718,326)
Net cash provided by financing activities	2,590,545	11,935,234	(9,344,689)

Operating Activities

Net cash used in operating activities for the nine months ended September 30, 2024 decreased by $1,320,125 as compared to the same period of 2023. This decrease was primarily driven by the cost reductions discussed above.

Investing Activities

For the nine months ended September 30, 2024, we paid $748,796 of costs in connection with the AxoBio Disposition.

Financing Activities

Net cash provided by financing activities was $2,590,545 for the nine months ended September 30, 2024, as compared to $11,935,234 for the nine months ended September 30, 2023. In the nine months ended September 30, 2024, we closed the Private Placement, which provided net proceeds of $2,687,225. Financing activities in the same period of 2023 were driven by the proceeds of $30,951,174 from the Business Combination and $1,859,980 in proceeds from the issuance of debt and warrants, partially offset by the cash transferred in connection with the Forward Purchase Agreement of $17,535,632. In the 2023 period, we repaid $2,649,874 to the Holders of the Convertible Notes upon the closing of the Business Combination.

Contingencies

On November 8, 2023, Puritan filed a complaint captioned Puritan Partners LLC v. Carmell Regen Med Corporation et al., No. 655566/2023 (New York Supreme Court, New York County) naming the Company as defendant. In the complaint, Puritan asserts that the Company breached its obligations under the Convertible Notes and the Convertible Note Warrants. Puritan also asserts the Company did not comply with its obligations to provide Puritan with 25,000 freely tradeable shares of Common Stock on a timely basis. Puritan asserts claims for declaratory judgment, breach of contract, conversion, foreclosure of its security interest, replevin, unjust enrichment, and indemnification, and seeks remedies including damages totaling $2,725,000 through November 1, 2023, additional fees and interest thereafter, costs and attorney’s fees, an order of foreclosure on its security interest, and other declaratory relief. The Company has moved to dismiss the complaint and intends to defend itself vigorously against this litigation.

Contractual Obligations and Commitments

In addition to financing obligations under our debt agreements, our contractual and commercial commitments include expenditures for operating leases and royalty payments. For further information on our Amended License Agreement with CMU, see Note 10 to the accompanying unaudited condensed consolidated financial statements.

Emerging Growth Company and Smaller Reporting Company Status

The JOBS Act permits an “emerging growth company” to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies until those standards would otherwise apply to private companies. Although we qualify as an emerging growth company, we have elected not to “opt-out” of this provision and, as a result, we will adopt new or revised accounting standards at the time private companies adopt the new or revised accounting standard and will do so until such time that we either (i) irrevocably elect to “opt-out” of such extended transition period or (ii) no longer qualify as an emerging growth company.

We are also a “smaller reporting company,” meaning that the market value of our stock held by non-affiliates is less than $700 million, and our annual revenue was less than $100 million during the most recently completed fiscal year. We may continue to be a smaller reporting company if either (i) the market value of our stock held by non-affiliates is less than $250 million or (ii) our annual revenue was less than $100 million during the most recently completed fiscal year, and the market value of our stock held by non-affiliates is less than $700 million. If we are a smaller reporting company at the time that we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company, we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and, similar to emerging growth companies, smaller reporting companies have reduced disclosure obligations regarding executive compensation.

Item 3. Quantitative and Qualitative Disclosures About Market Risk.

Not required.

Item 4. Controls and Procedures.

Disclosure controls and procedures are controls and other procedures that are designed to ensure that information required to be disclosed in our reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed in our reports filed or submitted under the Exchange Act is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, to allow timely decisions regarding required disclosure.

Evaluation of Disclosure Controls and Procedures

As required by Rules 13a-15 and 15d-15 under the Exchange Act, our management, with the participation of our Chief Executive Officer and Chief Financial Officer, carried out an evaluation of the effectiveness of our disclosure controls and procedures as of September 30, 2024. Based upon this evaluation, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures were not effective as of such date due to the issue described below.

Changes in Internal Control Over Financial Reporting

Management identified a material weakness in its internal controls over the accounting treatment for a complex transaction during the second quarter of 2024. We have addressed this weakness by adopting a policy requiring formal documentation to substantiate the accounting treatment of all material transactions, including references to the relevant authoritative guidance.

PART II—OTHER INFORMATION

Item 1. Legal Proceedings.

For a description of our material pending legal proceedings, see Note 9 and Note 10 to the accompanying unaudited condensed consolidated financial statements, which are incorporated herein by reference.

Item 1A. Risk Factors.

There have been no material changes from the risk factors disclosed under “Risk Factors” in Part I, Item 1A of our 2023 Annual Report. The risks and uncertainties described in our 2023 Annual Report are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also materially adversely affect our business, financial condition or results of operations.

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds.

None.

Item 3. Defaults Upon Senior Securities.

None.

Item 4. Mine Safety Disclosures.

None.

Item 5. Other Information.

Insider Trading Arrangements

During the three months ended September 30, 2024, none of the Company’s directors or officers (as defined in Rule 16a-1(f) of the Exchange Act) adopted, terminated or modified a Rule 10b5-1 trading arrangement or non-Rule 10b5-1 trading arrangement (as such terms are defined in Item 408 of Regulation S-K).

Item 6. Exhibits.

Furnish the exhibits required by Item 601 of Regulation S-K (§ 229.601 of this chapter).

Number	Description
10.1

Employment Agreement, dated July 23, 2024, by and between Carmell Corporation and Kendra Bracken-Ferguson (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on July 29, 2024).

10.2*

Forward Purchase Agreement Confirmation Amendment, dated as of August 6, 2024, by and among Meteora Special Opportunity Fund I, LP, Meteora Capital Partners, LP, Meteora Select Trading Opportunities Master, LP and Carmell Corporation.

10.3*	Form of Grant Agreement under 2023 Long-Term Incentive Plan.
31.1*	Certification of Principal Executive Officer Pursuant to Rules 13a-14(a) and 15d-14(a) under the Securities Exchange Act of 1934, as Adopted Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
31.2*	Certification of Principal Financial Officer Pursuant to Rules 13a-14(a) and 15d-14(a) under the Securities Exchange Act of 1934, as Adopted Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
32.1*	Certification of Principal Executive Officer Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.
32.2*	Certification of Principal Financial Officer Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.
101.INS	Inline XBRL Instance Document – the instance document does not appear in the Interactive Data File because XBRL tags are embedded within the Inline XBRL document.
101.SCH	Inline XBRL Taxonomy Extension Schema with Embedded Linkbase Documents.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

* Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Carmell Corporation

Date: November 14, 2024	By:	/s/ Kendra Bracken-Ferguson
Name: Kendra Bracken-Ferguson
Title: Chief Executive Officer

Carmell Corporation

Date: November 14, 2024	By:	/s/ Bryan J. Cassaday
Name: Bryan J. Cassaday
Title: Chief Financial Officer

Exhibit 10.2

FORWARD PURCHASE AGREEMENT CONFIRMATION AMENDMENT

THIS FORWARD PURCHASE AGREEMENT CONFIRMATION AMENDMENT, dated as of August 6, 2024 (this “Amendment”), is entered into by and among (i) Meteora Special Opportunity Fund I, LP (“MSOF”), (ii) Meteora Capital Partners, LP (“MCP”), and (iii) Meteora Select Trading Opportunities Master, LP (“MSTO”) (with MSOF, MCP, and MSTO collectively as “Seller”), and (iv) Carmell Corporation, a Delaware corporation (“PubCo”).

Reference is hereby made to the OTC Equity Prepaid Forward Transaction, dated as of July 9, 2023 (as amended from time to time, the “Confirmation”), by and between Seller and PubCo. Capitalized terms not defined herein shall have the meanings assigned to such terms in the Confirmation.

1.
Amendment: The parties hereto agree to amend the Confirmation as follows:

1.1 The section titled “Settlement Method” shall be changed from “Physical Settlement” to “Cash Settlement”.

1.2 The section titled “Termination Fee” shall be deleted in its entirety.

1.3 The following sections shall be added:

Settlement Amount:

A cash amount payable by Seller to PubCo equal to the Number of Shares less the Number of Terminated Shares as of the Valuation Date less the number of Unregistered Shares (as defined below), multiplied by the volume weighted daily VWAP Price over the Valuation Period.

In the event that Seller has delivered a Registration Request at least 90 days prior to the Valuation Date (other than where the Valuation Date results from the occurrence of clause (a) in the definition of Registration Failure), Shares which are set forth in Pricing Date Notices that are neither registered for resale under an effective resale Registration Statement nor transferable without any restrictions pursuant to an exemption from the registration requirements of Section 5 of the Securities Act, including pursuant to Rule 144 (so long as not subject to the requirement for the Counterparty to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable) the volume and manner of sale limitations under Rule 144(e), (f) and (g)) (in either event, “Unregistered Shares”) will not be included in the calculation of the Settlement Amount.

Settlement Amount Adjustment:

A net cash amount payable by PubCo to Seller equal to the product of (1) the Number of Shares as of the Valuation Date multiplied by (2) $0.75. The Settlement Amount Adjustment shall be netted from the Settlement Amount as described below.

Valuation Period:

The period commencing on the Valuation Date (or if the Valuation Date is not an Exchange Business Day, the first Exchange Business Day thereafter) and ending at 4:00 pm on the Exchange Business Day on which 10% of the total volume traded in the Shares over the period, excluding any volumes traded during the opening and closing auctions, has reached an amount equal to the Number of Shares outstanding as of the Valuation Date, less the number of Shares owned by Seller that are neither registered for resale under an effective resale Registration Statement nor eligible for resale under Rule 144 without volume or manner of sale limitations (but only counting such Shares that are eligible for resale under Rule 144 to the extent the Counterparty is in compliance with the requirements of Rule 144(i)(2) for the entire period).

Cash Settlement Payment Date:

The tenth Local Business Day immediately following the last day of the Valuation Period. For the avoidance of doubt, the Seller will remit to the Counterparty on the Cash Settlement Payment Date a net amount equal to the Settlement Amount less the Settlement Amount Adjustment and will not otherwise be required to return to the Counterparty any of the Prepayment Amount; provided, that if the Settlement Amount less the Settlement Amount Adjustment is a negative number,then neither the Seller nor the Counterparty shall be liable to the other party for any payment under this section.

2.
No Other Amendments. All other terms and conditions of the Confirmation shall remain in full force and effect and the Confirmation shall be read and construed as if the terms of this Amendment were included therein by way of addition or substitution, as the case may be.
3.
Execution in Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.
4.
Ratification. The terms and provisions set forth in this Amendment modify and supersede all inconsistent terms and provisions set forth in the Confirmation and, except as expressly modified and superseded by this Amendment, the terms and provisions of the Confirmation are ratified and confirmed and continue in full force and effect. All parties hereby agree that the Confirmation and Amendment, as amended by this Amendment, shall continue to be legal,valid, binding and enforceable in accordance with their terms.
5.
Waiver of Potential Event of Default. The Seller hereby waives any potential Event of Default referred to in their letter to PubCo dated July 16, 2024.
6.
THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PROVISIONS THEREOF).

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their duly authorized officers as of the date first above written.

METEORA SPECIAL OPPORTUNITY FUND I, LP;

METEORA SELECT TRADING OPPORTUNITIES MASTER, LP; AND

METEORA CAPITAL PARTNERS, LP

By: /s/ Vik Mittal

Name: Vik Mittal

Title: Managing Member

CARMELL CORPORATION

By: /s/ Rajiv Shukla

Name: Rajiv Shukla

Title: Chairman

EXHIBIT 10.3

Carmell Corporation

2023 Long-Term Incentive Plan

Grant Agreement

This Grant Agreement, dated [*], (this “Grant Agreement”) evidences the grant of an award pursuant to the provisions of the Carmell Corporation Amended and Restated 2023 Long-Term Incentive Plan, as amended (the “Plan”), by Carmell Corporation (the “Company”) to the individual whose name appears below (the “Participant”), covering the specific number of shares of Common Stock of the Company (“Shares”) set forth below, pursuant to the provisions of the Plan and on the following terms and conditions:

1. Name of Participant: [*]

2. Number of Shares subject to this award: [*]

3. Exercise price per Share subject to this award: $[*]

4. Date of grant of this award: [*]

5. Vesting Commencement Date: [same as grant date]

6. Type of award: [ISO/NQSO]

Note: If more than $100,000 in value of Shares under an option (based on the Exercise Price) becomes exercisable in any calendar year, the excess shall be deemed a Nonqualified Stock Option even if "Incentive Stock Option" is indicated above.

7. Vesting Schedule: 25% of the Shares subject to this Option shall vest on the one-year anniversary of the Vesting Commencement Date, with the remaining Shares vesting thereafter in equal monthly installments on the 5th calendar day of each month over a period of thirty-six (36) months. Vesting ceases immediately upon termination of employment or service for any reason, and any portion of this option that has not vested on or prior to the date of such termination is forfeited on such date. Once vesting has occurred, the vested portion can be exercised at any time, subject to Section 8 below. If a Change of Control (as defined in the Plan) occurs and the Participant continues to be employed by or provide services to the Company until at least immediately prior to such Change of Control, all then unvested Shares shall become fully vested and exercisable immediately prior to the effective time of such Change of Control.

8. The last day on which the vested portion of this award can be exercised is the earliest of:

a. ten years from the grant date;

b. the date on which the Participant's employment or service terminates for “cause” (as defined in the Plan); or

c. one year following the date that the Participant's employment or service terminates other than for “cause” (as defined in the Plan).

9. The Participant hereby acknowledges receipt of a copy of the Plan as currently in effect. All of the terms and conditions of the Plan are incorporated herein by reference, and this Grant Agreement and the awards granted hereunder are subject to such terms and conditions in all respects. Capitalized terms that are used but not otherwise defined herein shall have the meanings given to such terms in the Plan. This Grant Agreement (including Annex A attached hereto) and the Plan constitute the entire agreement of the parties with respect to the subject matter hereof and supersede any prior written or oral agreements. This Grant Agreement shall be governed by the laws of the State of Delaware without regard to the conflict of law provisions of such laws, which would result in the application of the law of any other jurisdiction.

10. The grant of an award provided for herein is intended to be exempt from the provisions of Section 409A(a)(2) of the Internal Revenue Code of 1986, as amended. The Company may, without the consent of the Participant, make any changes to this Grant Agreement it determines are necessary to maintain such exemption.

11. If the Participant is entitled to exercise the vested portion of this award and wishes to do so, in whole or in part, the Participant shall submit to the Company a notice of exercise, in the form attached as Annex A, specifying the exercise date and the number of Shares to be purchased pursuant to such exercise, and shall remit to the Company in a form satisfactory to the Company (in its sole discretion) the exercise price, plus an amount sufficient to satisfy any withholding tax obligations of the Company that arise in connection with such exercise.

Accepted and Agreed: Carmell Corporation

______________________________ By: /s/ Kathryn Gregory

Name: [*] Name: Kathryn Gregory

Title: Chair, Compensation Committee

ANNEX A

Carmell Corporation

Notice of Exercise of Stock Award

Exercise of Award. Pursuant to the Carmell Corporation Amended and Restated 2009 Stock Incentive Plan, as amended (the “Plan”), and my agreement with Carmell Corporation (the “Company”) dated _____________ (the “Grant Agreement”), I hereby elect to exercise my [*] (the “Award”), to the extent of ____________ shares of the Company's Common Stock (the “Shares”), par value $0.0001 per share.

Delivery of Payment. I hereby deliver to the Company a cashier's or certified check in the amount of $_________ in full payment of the purchase price of the Shares (which purchase price is determined by multiplying (a) the exercise price per Share as set forth in my Grant Agreement, by (b) the number of Shares as to which I am exercising the Award), or through such other payment method as agreed to by the Company in writing and permitted under the terms of the Plan.

Representations. In connection with my exercise of the Award, I hereby represent to the Company as follows:

1)
I am acquiring the Shares solely for investment purposes, with no present intention of distributing or reselling any of the Shares or any interest therein other than pursuant to the Securities Act of 1933, as amended (the “Securities Act”). I acknowledge that the Shares have not been registered under the Securities Act.
2)
I am aware of the Company's business affairs and financial condition and have acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Shares.
3)
I understand that the Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, I must hold the Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or unless an exemption from such registration and qualification requirements is available. I acknowledge that the Company has no obligation to register or qualify the Shares for resale. I further acknowledge that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Shares, and requirements relating to the Company which are outside of my control, and which the Company is under no obligation to and may not be able to satisfy.
4)
I understand that there is no public market for the Shares, that no market may ever develop for them, and that the Shares have not been approved or disapproved by the Securities and Exchange Commission or any governmental agency.
5)
I understand that the Shares are subject to certain restrictions on transfer set forth in the Plan. Both the Plan and the Grant Agreement are incorporated herein by reference.
6)
If all or any portion of the Award is an Incentive Stock Option, and if I make a disposition of the Shares acquired under the option or such portion thereof within either two (2) years after the option was granted to me or one (1) year after I exercised the option with respect to the Shares, I shall promptly notify the Company, and the Company shall have the right to require me to pay to the Company an amount sufficient to satisfy any federal, state and local tax withholding obligations.
7)
I have consulted my own tax advisors to the extent that I have deemed it advisable in connection with my exercise of the Award, and I am not relying on the Company for any tax advice. In addition, I am not relying on any representation by the Company concerning any aspect of the taxation of this Award or the Shares acquired hereunder.

Submitted by the Award holder:

Date: By:

Print Name:

Address:

Social Security No.

Received and Accepted by Carmell Corporation:

By:

Print Name:

Title:

Note: If Awards are being exercised on behalf of a deceased Plan participant, this Notice must be signed by such participant's personal representative and must be accompanied by a certificate issued by an appropriate authority evidencing that the individual signing this Notice has been duly appointed and is currently serving as the participant's personal representative under applicable local law governing decedents' estates.

Exhibit 31.1

CERTIFICATION PURSUANT TO

RULES 13a-14(a) AND 15d-14(a) UNDER THE SECURITIES EXCHANGE ACT OF 1934,

AS ADOPTED PURSUANT TO SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Kendra Bracken-Ferguson, certify that:

1.
I have reviewed this Quarterly Report on Form 10-Q for the quarter ended September 30, 2024 of Carmell Corporation;
2.
Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;
3.
Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;
4.
The registrant's other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:
a.
Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;
b.
Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;
c.
Evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and
d.
Disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter (the registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and
5.
The registrant's other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of the registrant's board of directors (or persons performing the equivalent functions):
(a)
All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and
(b)
Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting.

Date: November 14, 2024	By:	/s/ Kendra Bracken-Ferguson
Kendra Bracken-Ferguson
Chief Executive Officer

Exhibit 31.2

CERTIFICATION PURSUANT TO

RULES 13a-14(a) AND 15d-14(a) UNDER THE SECURITIES EXCHANGE ACT OF 1934,

AS ADOPTED PURSUANT TO SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Bryan J. Cassaday, certify that:

1.
I have reviewed this Quarterly Report on Form 10-Q for the quarter ended September 30, 2024 of Carmell Corporation ;
2.
Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;
3.
Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;
4.
The registrant's other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:
(a)
Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;
(b)
Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;
(c)
Evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and
(d)
Disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter (the registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and
5.
The registrant's other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of the registrant's board of directors (or persons performing the equivalent functions):
(a)
All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and
(b)
Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting.

Date: November 14, 2024	By:	/s/ Bryan J. Cassaday
Bryan J. Cassaday
Chief Financial Officer

Exhibit 32.1

CERTIFICATION PURSUANT TO

18 U.S.C. SECTION 1350, AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of Carmell Corporation (the “Company”) on Form 10-Q for the period ending September 30, 2024 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I certify, pursuant to 18 U.S.C. § 1350, as adopted pursuant to § 906 of the Sarbanes-Oxley Act of 2002, that:

(1)
The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and
(2)
The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: November 14, 2024	By:	/s/ Kendra Bracken-Ferguson
Kendra Bracken-Ferguson
Chief Executive Officer

Exhibit 32.2

CERTIFICATION PURSUANT TO

18 U.S.C. SECTION 1350, AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of Carmell Corporation (the “Company”) on Form 10-Q for the period ending September 30, 2024 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I certify, pursuant to 18 U.S.C. § 1350, as adopted pursuant to § 906 of the Sarbanes-Oxley Act of 2002, that:

(1)
The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and
(2)
The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: November 14, 2024	By:	/s/ Bryan J. Cassaday
Bryan J. Cassaday
Chief Financial Officer